AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

      AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of November 21, 2001 (this "Agreement"), by and among Chell Group Corporation, a New York corporation ("Parent"), Chell Group Corporation, in trust for Chell SSI Acquisition Corp., a corporation to be incorporated under the laws of Delaware as a wholly-owned subsidiary of Parent ("Merger Sub"), and Stardrive Solutions Inc., a Washington corporation ("Company"). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article 1.

      WHEREAS, the boards of directors of Company, Merger Sub and Parent have determined that it is fair, advisable and in the best interests of their respective corporations and shareholders, to enter into a business combination by means of the merger of the Company with and into Merger Sub and have approved, subject to fulfillment of the terms and conditions set out herein, and adopted the Merger, this Agreement and the transactions contemplated thereby;

      WHEREAS, the board of directors of Company has determined that the consideration to be paid for each Share in the Merger is fair and has resolved to recommend that the holders of such Shares adopt this Agreement and each of the Transactions upon the terms and subject to the conditions set forth in this Agreement;

      WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Statutes, Parent will acquire all of the capital stock of Company through the Merger; and

      WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization within the meaning of
Section 368(a) of the Code and this Agreement is adopted as a plan of reorganization within the meaning of Section 368(a) of the Code.

      NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements in this Agreement, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE 1

                         DEFINITIONS AND INTERPRETATION

      Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided:

      "Affiliate" has the meaning set forth in Rule l2b-2 of the Exchange Act.

      "Articles of Merger" means the articles of merger, to be reasonably agreed upon by Parent, Merger Sub, and Company and filed with the Secretary of State of the State of Washington, as provided in the Washington Act, pursuant to Section 2.2.

      "Balance Sheet" means the most recent consolidated balance sheet of Company and its Subsidiaries included in the Financial Statements.

      "Balance Sheet Date" means the date of the Balance Sheet.

      "Benefit Plan" means any employee benefit fund, plan, program, arrangement or contract (including any "pension" plan, fund or program, as defined in Section 3(2) of ERISA, any "employee benefit plan," as defined in Section 3(3) of ERISA as well as any other formal or informal plan, program, arrangement or contract involving direct or indirect compensation, in which any current or former officers, employees or independent contractors of the Company has an interest, or to which the Company has any Liability or under which the Company has any present or future obligations or Liability on behalf of its current or former officers, employees or independent contractors or their dependents or beneficiaries, including, but not limited to, each retirement, pension, profit-sharing, thrift, savings, target benefit, employee stock ownership, cash or deferred, multiple employer, multi-employer or other similar plan or program, each other deferred or incentive compensation, bonus, stock option, employee stock purchase, "phantom stock" or stock appreciation right plan, each other program providing payment or reimbursement for or of medical, dental or visual care, psychiatric counseling, or vacation, sick, disability or severance pay and each other "fringe benefit" plan or arrangement, whether written or not.

      "Business Day" means any day other than a Saturday, a Sunday or a day on which commercial banks in the City of New York are authorized or obligated by law, rule or regulation to be closed.

      "Certificate" means a certificate representing, immediately prior to the Effective Time, one or more shares of Company Common Stock.

      "Certificate of Merger" means a certificate of merger, to be reasonably agreed upon by Parent, Merger Sub, and Company and filed with the Secretary of State of the State of Delaware as provided in the DGCL, pursuant to Section 2.2.

      "Closing" means the closing referred to in Section 2.6.

      "Closing Date" means the date and time at which the Closing occurs.

      "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

      "Company Agreement" means any material note, bond, mortgage, indenture, lease, deed of trust, license, contract, agreement or other instrument or obligation to which Company or any Company Subsidiary is a party or by which any of them or any of their properties or assets may be bound and for greater certainty shall include all agreements with payment obligations in excess of $10,000.

      "Company Benefit Plan" means any Benefit Plan of the Company or any Company Subsidiary.

      "Company Class A Common Stock" means the Class A common stock, no par value, of Company

      "Company Common Stock" means the common stock, no par value, of Company.

      "Company Disclosure Letter" means the disclosure letter, dated the date of this Agreement, delivered by Company to Parent and Merger Sub prior to the execution of this Agreement, and forming a part hereof.

      "Company ERISA Affiliate" means Company, any Company Subsidiary and any other trade or business (whether or not incorporated) that is or was under "common control" with Company or a Company Subsidiary (within the meaning of ERISA Section 4001) or with respect to which Company or any Company Subsidiary could otherwise incur liability under Title IV of ERISA.

      "Company Intellectual Property" means all Intellectual Property that (i) is owned by Company or Company Subsidiary; (b) is licensed to Company or any Company Subsidiary; (c) was developed or created by or for Company or any Company Subsidiary; or (d) is currently used, or currently proposed or planned to be used, in Company's business or the business of any Subsidiary including, without limiting the foregoing, all Intellectual Property that is necessary for the Company or any Company Subsidiary in the conduct of their respective businesses as presently conducted.

      "Company Option" means all outstanding equity equivalents (warrants, options, and convertible instruments) convertible into or exercisable for Shares or shares of any other class of stock and including, without limiting the foregoing, all Voting Debt and any class of Company stock other than Company Common Stock or Company Class A Common Stock which has been granted by Company or a Company Subsidiary and which is outstanding at the Effective Time.

      "Company Preferred Stock" means the preferred stock, no par value, of Company.

      "Company SEC Documents" means each form, report, schedule, statement and other document required to be filed by Company since February 15, 2000 through the date of this Agreement under the Exchange Act or the Securities Act or by the rules and regulations of the NSM, including any amendment to such document, whether or not such amendment is required to be so filed.

      "Company Stock Plan" means any stock incentive plan maintained by the Company.

      "Company Subsidiary" means each Person which is a Subsidiary of Company.

      "Company Superior Proposal" means a proposal for (a) a merger, consolidation or similar business combination, (b) the acquisition of all or substantially all of the assets of Company or (c) the acquisition of more than fifty percent of the outstanding shares of Company Common Stock which (x) Company's board of directors concludes, in good faith, consistent with the advice of its financial advisor, will deliver superior value to Company shareholders over the transaction contemplated by this Agreement, (y) Company's board of directors concludes, in good faith, consistent with the advice of its financial advisor and counsel, is reasonably likely to be consummated in accordance with its terms, and (z) which was not obtained based, in whole or in part, on a breach of Section 6.4.

      "Company's knowledge" or "best knowledge of Company" means the knowledge that the directors and officers of Company and its Subsidiaries and the employees of Company and its Subsidiaries having responsibility for the particular subject matter at issue have or would possess after reasonable investigation and due inquiry.

      "Company Shareholder's Meeting" has the meaning ascribed to it in Section 7.1(b).

      "Company Takeover Proposal" means any offer or proposal (other than an offer or proposal by Parent or an Affiliate of Parent) for (i) a merger or other business combination involving Company after which the shareholders of Company immediately prior to such merger or business combination would own less than eighty percent of the voting securities of the surviving company in such merger or business combination and would own less than eighty percent of the voting securities of the parent of the surviving company in such merger or business combination, or (ii) the acquisition by a person or "group" as defined under
Section 13(d) of the Exchange Act (other than an acquisition by Parent or an Affiliate of Parent) of twenty percent or more of the outstanding shares of capital stock of Company or (iii) the acquisition (other than an acquisition by Parent or an Affiliate of Parent) of all or substantially all of the assets of Company.

      "Confidentiality Agreement" means the confidentiality agreement, dated October 4, 2001, between Company and Parent.

      "DGCL" means the General Corporation Law of the State of Delaware.

      "Dissenting Shares" means shares of Company Common Stock if any, held by Persons who have not voted such shares for approval of the Merger and with respect to which such Persons shall have perfected appraisal rights in accordance with the Washington Act.

      "Earn-Out Shares" has the meaning ascribed to it in Section 3.1.1.

      "Earn-Out Recipients" has the meaning ascribed to it in Section 3.1.1.

      "EBITDA" means earnings before interest, taxes, depreciation and amortization. "Effective Time" means the date and time at which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by the parties and specified in the Certificate of Merger.

      "Environmental and Safety Laws" shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

      "Exchange Agent" means the bank or trust company designated by Parent to act as exchange agent for the holders of the Shares pursuant to Section 3.4(a).

      "Exchange Ratio" has the meaning ascribed to it in Section 3.1.

      "Financial Statements" means each of (i) the audited consolidated financial statements and unaudited condensed consolidated interim financial statements of Company (including any related notes and schedules) included (or incorporated by reference) in Company SEC Documents and (ii) the audited financial statements of Company and its Subsidiaries through the fiscal period ended September 30, 2001.

      "GAAP" means generally accepted accounting principles in the United States as in effect from time to time.

      "Governmental Entity" means a court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or agency or any Person exercising the authority of any of the foregoing.

      "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

      "Indemnified Party" means each present and former officer and director of Company or any Company Subsidiaries, and each Person who becomes any of the foregoing prior to the Effective Time.

      "Intellectual Property" means all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, patents and patent rights, utility models and utility model rights, copyrights, mask work rights, brand names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, inventions (whether patentable or not), invention disclosures, improvements, processes, formulae, industrial models, processes, designs, specifications, technology, methodologies, computer software (including all source code and object code), firmware, development tools, flow charts, annotations, all Web addresses, sites and domain names, all data bases and data collections and all rights therein, any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, utility models, trademarks, service marks and copyrights, and the right to sue for patent infringement, if any, in connection with any of the foregoing, and all documents, disks, records, files and other media on which any of the foregoing is stored. "IRS" means the United States Internal Revenue Service or any successor agency performing similar functions under the Code.

      "Law" means any law, statute, order, decree, consent decree, judgement, rule, regulation, ordinance or other pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental Entity.

      "Liability" means any direct or indirect debt, obligation, loss, damages, deficiency, claims, fines, penalty or other liability of any nature, whether absolute, accrued, contingent or otherwise.

      "Licenses" means all licenses and agreements pursuant to which Company has acquired rights in or to any Intellectual Property, or licenses and agreements pursuant to which Company has licensed or transferred the right to use any of the foregoing (including, without limitation, any covenants not to sue with respect to any Intellectual Property).

      "Lien" means any encumbrance, mortgage, pledge, assessment, security interest, lease, lien, easement, license, covenant, condition, restriction, adverse claim, levy, charge, option, equity, adverse claim or restriction or other encumbrance of any kind, or any conditional sale contract, title retention contract or other contract to give any of the foregoing, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

      "Material Adverse Effect" means a material adverse effect on or development with respect to (i) the business, prospects, condition (financial or otherwise), assets or results of operations of a Person and its Subsidiaries, taken as a whole, or (ii) the ability of such Person to timely consummate any of the Transactions, but shall not include a material adverse effect or development arising out of, related to or otherwise by virtue of (a) changes in the economy generally, (b) a decline in the market price of such Person's securities in the capital markets or (c) changes arising out of the Transactions unless such changes are as a result of a force majeur including any circumstance beyond the reasonable control of the parties hereto such as but not limited to: A) acts of god, lightening strikes, earthquakes, floods, droughts, storms, tempests, mudslides, wash aways, explosions, fires, power failures and any other natural disasters; and B) acts of war, acts of public enemies, terrorism, rights, civil commotion, malicious damages, sabotage, riot and revolution Any item that is susceptible to measurement in monetary terms that exceeds $50,000 shall be deemed to be a material adverse effect.

      "Merger" means the merger of Merger Sub into Company referred to in
Section 2.1.

      "Merger Sub Common Stock" means common stock, par value $0.01 per share, of Merger Sub.

      "New York GBL" means New York General Business Law.

      "NSM" means the distinct tier of the Nasdaq Stock Market referred to as the Nasdaq SmallCap Market.

      "Parent Common Stock" means shares of common stock, par value $.0467 per share, of Parent.

      "Parent Financial Statements" means each of the audited consolidated financial statements and unaudited condensed consolidated interim financial statements of Parent (including any related notes and schedules) included (or incorporated by reference) in Parent SEC Documents.

      "Parent Option" means an option or warrant to purchase shares of Parent Common Stock.

      "Parent Preferred Stock" means the preferred stock, par value $.07 per share, of Parent.

      "Parent SEC Documents" means each form, report, schedule, statement and other document required to be filed by Parent for the five years prior to the date of this Agreement under the Exchange Act or the Securities Act or by the rule and regulations of the NSM, including any amendment to such document, whether or not such amendment is required to be so filed.

      "Parent Shareholder Approval" has the meaning ascribed to it in Section
5.6.

      "Parent Shareholders' Meeting" has the meaning ascribed to it in Section 7.1(c).

      "Person" means a natural person, partnership (general or limited), corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

      "Product" means any product designed, manufactured, shipped, sold, marketed, distributed and/or otherwise introduced into the stream of commerce by or on behalf of Company or any Company Subsidiary, including, without limiting the foregoing, any product sold in the United States by Company or any Company Subsidiary as the distributor, agent, or pursuant to any other contractual relationship with a non-U.S. manufacturer.

      "Proxy Statement/Prospectus" means the proxy statement to be filed by Company and Parent with the SEC pursuant to Section 7.1, together with all amendments and supplements thereto and including the annexes thereto.

      "Qualifying Amendment" means an amendment or supplement to the Proxy Statement/Prospectus or Registration Statement (including by incorporation by reference) to the extent it contains (i) a change in the recommendation of the board of directors of Company as a result of Company's board of directors concluding that a Superior Proposal has been made, (ii) a statement of the reasons of the board of directors of Company for making such change in its recommendation and (iii) additional information reasonably related to the foregoing.

      "Registration Statement" means any registration statement on Form S-4 or other appropriate registration form to be filed with the SEC by Parent in connection with the offer and issuance of Parent Common Stock in or as a result of the Merger.

      "Representatives" means officers, directors, employees, Affiliates, investment bankers, attorneys, accountants or other agents, advisors or representatives for the purposes of Sections 6.4 and 6.5 only.

      "SEC" means the United States Securities and Exchange Commission.

      "Securities Act" means the Securities Act of 1933, as amended, and the applicable rules and regulations thereunder.

      "Share" means a share of Company Common Stock.

      "Statutes" means the Washington Act, the New York GBL and the DGCL.

      "Subsidiary" means, with respect to the Parent, any corporation of which
(a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by the Parent or by any one or more of its Subsidiaries, or (b) the Parent or any other Subsidiary of the Parent is a general partner (excluding any such partnership where the Parent or Subsidiary of the Parent does not have a majority of the voting interest in such partnership) and with respect to the Company means, any corporation or other organization, whether incorporated or unincorporated, of which (a) the Company or a Company Subsidiary holds securities or other interests having by their terms ordinary voting power, or (b) the Company or any other Subsidiary of the Company is in a partnership.

      "Surviving Corporation" has the meaning ascribed to it in Section 2.1.

      "Tax" or "Taxes" means (i) any and all taxes, fees, levies, tariffs, imposts and other charges or assessments of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or taxing authority, including, without limitation, income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth taxes; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customs duties, tariffs and similar charges; (ii) any Liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, combined, consolidated, unitary or aggregate group for any taxable period; and (iii) any Liability for the payment of amounts of the type described in (i) or (ii) as a result of being a transferee of, or a successor in interest to, any Person or as a result of an express or implied obligation to indemnify any person.

      "Tax Return" means any return, statement, report or form (including, without limitation, any estimated tax report or return, withholding tax report or return and information report or return) and any related or supporting information required to be filed with respect to any Taxes.

      "Transactions" means the transactions provided for or contemplated by this Agreement, including the Merger.

      "Voting Debt" means indebtedness having general voting rights and debt convertible into securities having such rights.

      "Washington Act" means the Washington Business Corporation Act.

      Section 1.2 Interpretation.

      (a) When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

      (b) Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

      (c) The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

      (d) The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders and the neuter. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

      (e) A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns.

      (f) A reference to any legislation or to any provision of any legislation shall include any modification, amendment or re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued under or pursuant to such legislation.

      (g) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

      (h) No prior draft of this Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement.

                                   ARTICLE 2

                                   THE MERGER

      Section 2.1 The Merger. Subject to the terms and the satisfaction or waiver of all of the conditions set forth in this Agreement, and in accordance with the Statutes in effect at the Effective Time, the Company shall merge with and into Merger Sub. Following the Effective Time, the separate corporate existence of Company shall cease and Merger Sub shall continue as the surviving corporation (sometimes referred to as the "Surviving Corporation") in the Merger as a wholly owned subsidiary of Parent.

      Section 2.2 Effective Time. Subject to the provisions of this Agreement, at the Closing, the parties shall cause the Merger to be consummated by filing with: (i) the Secretary of State of the State of Delaware the Certificate of Merger executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL; and (ii) the Secretary of State of the State of Washington the Articles of Merger executed in accordance with the Washington Act. The Merger shall become effective at the Effective Time.

      Section 2.3 Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger, the Certificate of Merger and the applicable provisions of the Statutes. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein or in the Articles of Merger and the Certificate of Merger, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall rest in the Surviving Corporation, and all debts, liability and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

      Section 2.4 Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, subject to the requirements of Section 2.1, the certificate of incorporation of Company shall be amended and restated to read the same as the certificate of incorporation of Merger Sub immediately prior to the Effective Time, except that the name of the corporation shall be Stardrive Solutions Inc., and as so amended shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with applicable law. At the Effective Time, subject to the requirements of Section 2.1, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, until thereafter amended in accordance with applicable law.

      Section 2.5 Directors and Officers of the Surviving Corporation. At the Effective Time, the individuals identified on Schedule 2.5 shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation.

      Section 2.6 Closing. The closing of the Merger shall take place at 10:00 a.m. (local time) on a date to be agreed upon by the parties, such date to be no later than 5 days following the approval of both Parent and Company shareholders, and if such date is not agreed upon by the parties, the Closing shall occur on the second Business Day after satisfaction or waiver of all of the conditions set forth in Article 8, at the offices of Morrison Brown Sosnovitch LLP, One Toronto Street, Suite 910, Toronto, Ontario.

                                   ARTICLE 3

                       EFFECTS OF THE MERGER ON COMPANY'S
                     CAPITAL STOCK; EXCHANGE OF CERTIFICATES

      Section 3.1 Effect on Company Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Common

Stock or Company Options all issued and outstanding shares of Company Common Stock (other than any shares of Company Common Stock to be cancelled pursuant to Section 3.3 and Dissenting Shares) shall, as of the Effective Time be converted pro rata into the right to receive a total of 2,500,000 shares of fully paid and non-assessable Parent Common Stock. In addition, a right to receive a total of 2,500,000 shares of fully paid and non-assessable Parent Common Stock, 250,000 warrants to purchase Parent Common Stock at an exercise price of $3.00 and 250,000 warrants to purchase Parent Common Stock at an exercise price of $10.00 shall be distributed in accordance with Schedule 3.1.1 if, as, and when the Company achieves the Earn-Out in section 3.1.1. As of the Effective Time, all such shares of Company Common Stock, Company Preferred Stock, Company Options, and any other classes of shares and non-voting or voting equity equivalents shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist. Each holder of a Certificate shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of any such Certificates, the rights to shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 3.4 without interest.

      Section 3.1.1 Earn-Out. In the event that Company attains or exceeds EBITDA of $750,000 for the twelve months following Closing, it shall have also attained the Earn-Out. Company and Earn-Out recipients, by tendering their shares of Company Common Stock, acknowledge that Parent shall be entitled to reimbursement of reasonable management fees or expenses of the Parent or its Subsidiaries expended on or for the benefit of Surviving Corporation, including any reasonable allocation of expenses of Parent or its Subsidiaries that are for the benefit of Surviving Corporation and one or more of Parent's Subsidiaries and that such costs and expenses shall be deducted from Company earnings for the purpose of the calculation of EBITDA.

      Section 3.2 Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock and Company Preferred Stock owned by Company as treasury stock, any Company Subsidiary, Parent, Merger Sub or any other wholly-owned Subsidiary of Parent (other than shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

      Section 3.3 Exchange of Certificates.

      (a) Company shall designate the Exchange Agent to act as agent for the holders of the Shares in connection with the Merger to receive in trust the shares of Parent Common Stock, the warrants to purchase shares of Parent Common Stock and funds to which holders of the Shares shall become entitled pursuant to this Article 3. At the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent for the benefit of holders of Shares the aggregate consideration to which such holders shall be entitled at the Effective Time pursuant to Section 3.1.

      (b) As soon as reasonably practicable after the Effective Time but in no event later than two Business Days following the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of one more Certificates, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent and shall be in such form and have such other provisions not inconsistent with this Agreement as Parent may reasonably specify) and (ii) instructions for effecting the surrender of Certificates in exchange for certificates representing shares of Parent Common Stock together with any dividends and other distributions with respect thereto, certificates representing warrants to purchase shares of Parent Common Stock and any cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the consideration which the holder is entitled to receive pursuant to this Article
3. If certificates representing shares of Parent Common Stock are to be registered in the name of a Person or cash in lieu of fractional shares to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to the issuance of such certificates representing shares of Parent Common Stock that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the issuance of certificates representing shares of Parent Common Stock to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable.

      (c) Promptly following the final determination of the amount of any Earn-Out, the Earn-Out Recipients (as defined in Section 3.1.1) shall be entitled to receive a certificate representing the number of whole shares of Parent Common Stock (if any) to which such recipient is entitled to pursuant to
Section 3.1.1, plus the amount of cash in lieu of fractional shares to which such holder is entitled pursuant to Section 3.4.

      (d) At the close of business on the day during which the Effective Time occurs, the stock transfer books of Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of Company.

      (e) No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.5, until the surrender of such Certificate in accordance with this Article 3. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate, there shall be paid to the holder thereof, (i) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.4 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

      (f) All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article 3 (including any cash paid pursuant to Section 3.4 or 3.5) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates, subject, however, to the obligation of the Surviving Corporation, as applicable, to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Company on such shares of Company Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article 3, except as otherwise provided by law.

      Section 3.4 No Fractional Shares.

      No certificates representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. Notwithstanding any other provision of this Agreement, with respect to each holder of Company Common Stock, if the aggregate number of shares of Parent Stock collectively issuable to such a holder for conversion of all of such holder's Company Stock pursuant to this
Article 3 includes a fractional share, such fractional share shall be rounded to the nearest whole number.

      Section 3.5 Termination of Exchange Fund. At any time following twelve months after the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any funds (including any earnings with respect thereto) and certificates representing shares of Parent Common Stock which had been made available to the Exchange Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to Parent (subject to abandoned property, escheat or other similar laws) with respect to the shares of Parent Common Stock or any dividends or distributions with respect to shares of Parent Common Stock payable upon due surrender of their Certificates. Notwithstanding the foregoing, neither Parent, the Surviving Corporation nor the Exchange Agent shall be liable to any holder of a Certificate for shares of Parent Common Stock or any dividends or distributions with respect to shares of Parent Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

      Section 3.6 Certain Adjustments. If between the date hereof and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, the Exchange Ratio shall be adjusted accordingly to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend.

      Section 3.7 Company Options.

      (a) Except as may be otherwise agreed to by Parent and Company, Company Stock Plan, and any Company Options issued thereunder or otherwise issued by Company or any of its

Subsidiaries shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Company or any Company Subsidiary shall be deleted, terminated and of no further force or effect as of the Effective Time.

      (b) If and to the extent necessary or required by the terms of the plans governing Company Options or pursuant to the terms of any Company Option granted thereunder, each of Parent and Company shall use its reasonable efforts to obtain the consent of each holder of outstanding Company Options to the foregoing treatment of such Company Options.

      Section 3.8 Appraisal Rights. Any Dissenting Shares shall not be converted into, or be exchangeable for, the right to receive Parent Common Stock but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the Washington Act unless and until under the Washington Act the Dissenting Shares cease to be Dissenting Shares. Company shall give Parent prompt notice of any Dissenting Shares (and shall also give Parent prompt notice of any withdrawals of such demands for appraisal rights) and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. Neither Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payments with respect to, or settle or offer to settle, any such demand for appraisal rights. If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Parent shall issue and deliver, upon surrender by such shareholder of a Certificate, the number of shares of Parent Common Stock to which such shareholder would otherwise be entitled pursuant to this Article 3.

      Section 3.9 Lost, Stolen or Destroyed Certificates. In the event any Certificates are lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock as may be required pursuant to Section 3.1, provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to indemnify Parent against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

      Section 3.10. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company, the officers and directors of Company are fully authorized in the name of their corporation or otherwise to take, and will use good faith efforts to take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

                                   ARTICLE 4

                               REPRESENTATIONS AND
                              WARRANTIES OF COMPANY

      The Company represents and warrants to Parent and Merger Sub that all of the statements contained in this Article 4 are true and correct. Each exception set forth in the Company Disclosure Letter and each other response to this Agreement set forth in the Company Disclosure Letter is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement and relates only to such section, except to the extent that one portion of the Company Disclosure Letter specifically refers to another portion thereof, identifying such other portion by specific cross reference.

      Section 4.1 Organization; Qualification. Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington; (b) has all requisite corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets; and (c) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction listed in Section 4.1of the Company Disclosure Letter being all jurisdictions in which such qualification is required, except for such failures to be so qualified or licensed and in good standing as could not reasonably be expected to have a Material Adverse Effect. Company will, prior to Closing, present to Parent copies of its minute books, certificate of incorporation, bylaws or similar organizational documents, and such copies will be complete and correct copies.

      Section 4.2 Subsidiaries and Affiliates. Except as set forth in Section
4.2 of the Company Disclosure Letter, Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business or other Person. Except as set forth in Section 4.2 of the Company Disclosure Letter, all the outstanding capital stock of each Company Subsidiary is, directly or indirectly, owned (of record and beneficially) by Company free and clear of any liens, options or encumbrances of any kind, restrictions on transfers (other than restrictions on transfer arising under applicable securities laws), claims or charges of any kind, and is validly issued, fully paid and nonassessable, and there are no outstanding options, rights or agreements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of any such Company Subsidiary to any Person except Company. Each Company Subsidiary (a) is a corporation, validly existing and in good standing under the laws of its state of incorporation; (b) has full corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets; and (c) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in listed in Section 4.1of the Company Disclosure Letter being all jurisdictions which such qualification is required, except for such failures to be so qualified or licensed and in good standing as could not reasonably be expected to have a Material Adverse Effect. Company will, prior to Closing, present to Parent copies of its minute books, certificate of incorporation, the bylaws or similar organizational documents of each Company Subsidiary, and such copies will be complete and correct copies.

      Section 4.3 Capitalization

            The authorized capital stock of Company consists of 30,000,000 shares of Company Common Stock, 1,125,938 shares of Class A Common Stock, and 10,000,000 shares of Company Preferred Stock and there are no other classes of Company shares or stock of any kind. As of the date of this Agreement, (i) 6,070,681 shares of Company Common Stock are issued and outstanding and no shares of Company Common Stock are issued and held in the treasury of Company;
(ii) 733,758 shares of Class A Common Stock are issued and outstanding and no shares of Class A Common Stock are issued and held in the treasury of Company;
(iii) no shares of Company Preferred Stock are issued and outstanding and no shares of Company Preferred Stock are issued and held in the treasury of Company, and (iv) 1,600,000 shares of Company Common Stock are reserved for issuance upon exercise of Company Options under the Company Stock Plan. Section 4.3(a) of the Company Disclosure Letter lists the holder of each outstanding Company Option, the number of Shares for which such Company Option is exercisable, the exercise price of such Company Option, the extent to which such Company Option will vest upon consummation of any of the Transactions and the vesting schedule of such Company Option. All the outstanding shares of Company's capital stock are, and all shares of Company Common Stock which may be issued pursuant to the exercise of outstanding Company Options will be, when issued in accordance with the respective terms of such Company Option, duly authorized, validly issued, fully paid and nonassessable. There is no Voting Debt of Company or any Company Subsidiary issued and outstanding except as set forth in Section 4.3(a) of the Company Disclosure Letter. Except as set forth above and except for the Transactions, as of the date hereof, (x) there are no shares of capital stock of Company authorized, issued or outstanding; (y) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements, understandings or commitments of any character, relating to the issued or unissued capital stock of Company or any Company Subsidiary, obligating Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, Company or any Company Subsidiary or securities or debt convertible into or exchangeable for such shares, equity interests or Voting Debt, or obligating Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment; and (z) there are no outstanding contractual obligations of Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock, or the capital stock of Company, or any Company Subsidiary or Affiliate of Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or any other entity or Person. Upon delivery of Company Common Stock against payment of the consideration as herein provided, Parent will acquire good and marketable title to such shares of the Company Common Stock, free and clear of any Liens other than (a) those created by Parent and (b) the requirements of federal and state securities laws respecting restrictions on the subsequent transfer thereof.

      Section 4.4 Authorization, Validity of Agreement, Company Action. Company has full corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the Transactions. The execution and delivery of, and the performance by Company of its obligations under, this Agreement and the consummation by it of the Transactions, have been duly authorized by Company's board of directors and, except for obtaining the approval of its shareholders as contemplated by Section 4.6, no other corporate action on the part of Company or its shareholders is necessary to authorize the execution and delivery by Company of this Agreement or the consummation by it of the Transactions. This Agreement and all other agreements to be entered into in connection herewith have been duly and validly executed and delivered by Company and, assuming due and valid authorization, execution and delivery thereof by each of Parent and Merger Sub, this Agreement is a valid and binding obligation of Company enforceable against Company in accordance with its terms, except to the extent that enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, or other Laws affecting the enforcement of creditors' rights generally, (b) general equitable principles and (c) the discretion of the court considering enforceability. The execution and delivery of this Agreement by each of the parties hereto, the consummation of the transactions contemplated hereby, and compliance with the terms and provisions hereof, will not, assuming the consents and approvals of shareholders referred to in section 4.6 are obtained, (i) violate any provision of the Articles of Incorporation or Bylaws of the Company, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of the Company Shareholders or any of their properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of the Company or any of the Company Shareholders under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of the Company Shareholders is a party, or by which the Company or any of the Company Shareholders or any of their properties or assets may be bound or affected.

      Section 4.5 Board Approvals Regarding Transactions. Company's board of directors has (a) determined that each of the Agreement and the Merger are fair to, advisable and in the best interests of Company and the shareholders of Company, (b) approved the Transactions, and (c) resolved to recommend that the shareholders of Company adopt this Agreement, and none of the aforesaid actions by Company's board of directors has been amended, rescinded or modified. The action taken by Company's board of directors constitutes approval of the Merger and the other Transactions by Company's board of directors under the provisions of the Washington Act. To the best of Company's knowledge, no other state takeover, anti-takeover, moratorium, fair price, interested shareholder, business combination or similar statute or rule is applicable to the Merger or the other Transactions.

      Section 4.6 Consents and Approvals, No Violations. Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, the HSR Act, state securities or blue sky laws, the NSM and the filing of the Articles of Merger, none of the execution or delivery by Company of, or performance by Company of its obligations under, this Agreement, the consummation by Company of the Transactions or compliance by Company with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the certificate of incorporation, the bylaws or similar organizational documents of Company or any

Company Subsidiary, (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or loss of any rights) under, result in the termination of or a right of termination or cancellation under any of the terms, conditions or provisions of any Company Agreement or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Company, any Company Subsidiary or any of their properties or assets, excluding from the foregoing clauses (b), (c) and (d) such filings, permits, authorizations, consents, approvals, violations, breaches or defaults which could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 4.6 of the Company Disclosure Letter, there are no third-party non-governmental consents, notices or approvals related to Company, any Company Subsidiary or any of their respective assets or properties required to be obtained prior to the consummation of any of the Transactions.

      Section 4.7 Reports and Financial Statements

      (a) Company has timely filed Company SEC Documents with the SEC or the NSM, as applicable or to the extent not timely filed already remedied. As of their respective dates or, if amended, as of the date of the last such amendment filed prior to the date of this Agreement, Company SEC Documents, including any financial statements or schedules included therein (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and
(ii) complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the rules and regulations of the NSM, as the case may be. As of the date hereof, none of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC, the NSM, any other stock exchange or any other comparable Governmental Entity.

      (b) Each of the Financial Statements have been prepared from, and are in accordance with, the books and records of Company and Company Subsidiaries. The Financial Statements complied, as of their respective dates, with applicable accounting requirements and rules and regulations of the SEC and NSM. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of interim condensed consolidated financial statements, to normal, recurring and immaterial year-end adjustments and the absence of certain notes) and fairly present (i) the consolidated financial position of Company and Company Subsidiaries as of the dates thereof and (ii) the consolidated results of operations, changes in shareholders' equity and cash flows of Company and Company Subsidiaries for the periods presented therein. Except as and to the extent set forth or reserved against on the Balance Sheet, neither Company nor any of its Subsidiaries has any Liability or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business consistent with past practice since June 30, 2001.

      Section 4.8 Absence of Certain Changes.

      (a) Since the Balance Sheet Date, except as disclosed in Company SEC Documents filed prior to the date hereof or Section 4.8 of the Company Disclosure Letter (i) Company and each Company Subsidiary has conducted its respective business only in the ordinary and usual course consistent with past practice, (ii) there have not occurred any events or changes in or developments with respect to the business, prospects, condition (financial or otherwise), assets or results of operations of Company and its Subsidiaries (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise out of the ordinary and usual course consistent with past practice) taken as a whole, having or reasonably expected to have a Material Adverse Effect and (iii) Company has not taken, resolved to take or committed to take any action which would have been prohibited under Section 6.1 if such section applied to the period between the Balance Sheet Date and the date of this Agreement.

      (b) Company has not taken or approved any action, including the acceleration of vesting of any Company Options or other rights to acquire shares of capital stock of Company or any other action that could jeopardize the status of the Merger as a tax-free reorganization.

      Section 4.9 Litigation. There is no action, suit, inquiry, proceeding or investigation by or before any Governmental Entity pending or, to the best knowledge of Company, threatened, against or involving Company or any Company Subsidiary which questions or challenges the validity of this Agreement or any action taken or to be taken by Company or any Company Subsidiary pursuant to this Agreement or in connection with the Transactions. As of the date hereof, except as set forth in Section 4.9 of the Company Disclosure Letter there is no action, suit or proceeding of any nature pending or to the knowledge of Company threatened against Company, or any of Company Subsidiaries, their respective properties or assets or any of their respective officers or directors, in their respective capacities as such.

      Section 4.10 Employee Benefit Plans.

      (a) Section 4.10(a) of the Company Disclosure Letter lists each Company Benefit Plan.

      (b) With respect to each Company Benefit Plan, Company has made available to Parent a true, complete and correct copy of (i) such Company Benefit Plan (or, if not written, a written summary of its material terms) and the most recent summary plan description and all summaries of material modifications issued since the date of the most recent summary plan description, if any, related to such Company Benefit Plan, (ii) each trust agreement or other funding arrangement, (iii) the most recent annual report ((Form 5500) filed with the IRS) (and, if the most recent annual report is a Form 5500R, the most recent Form 5500C filed with respect to such Company Benefit Plan), (iv) the most recent actuarial report or financial statement, (v) the most recent determination letter, if any, issued by the IRS and any pending request for a determination letter and (vi) each registration statement, permit application and prospectus. Neither Company nor any Company ERISA Affiliate nor, to the knowledge of Company or any Company ERISA Affiliate, any other Person or entity, has any express or implied commitment, whether legally enforceable or not, to continue (for any period), modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by applicable Law.

      (c) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Company Benefit Plan has been administered in accordance with its terms and all applicable laws, including ERISA and the Code (including the prohibited transaction rules thereunder). All contributions required to be made under the terms of any of the Company Benefit Plans have, as of the date of this Agreement, been timely made or, if not yet due, have been properly reflected in Company's and its Subsidiaries' financial accounting records prior to the date of this Agreement. No suit, administrative proceeding, action or other adverse proceeding or claim has been brought or threatened against or with respect to any such Company Benefit Plan (other than routine benefits claims or relating to qualified domestic relations orders (as that term is defined in Section 414(p) of the Code)) and there is no pending audit or inquiry by the IRS or United States Department of Labor with respect to any Company Benefit Plan. No event has occurred and, to the knowledge of Company or any Company ERISA Affiliate, there exists no condition or set of circumstances that could subject Company or any Company ERISA Affiliate to any material liability (other than for routine benefit liabilities) relating in any way to any Company Benefit Plan.

      (d) Each Company Benefit Plan can be amended, discontinued or terminated at any time (including after the Effective Time) in accordance with its terms, without liability (other than (i) liability for benefits accrued prior to the Effective Time, (ii) liability for ordinary administrative expenses typically incurred in a termination event or (iii) liabilities for which sufficient assets are set aside in a trust or insurance contract to satisfy such liabilities or which are reflected on Company's most recent Balance Sheet).

      (e) Each Company Benefit Plan and its related trust that is intended to qualify under Section 401(a) and Section 501(a), respectively, of the Code has received a favorable determination letter from the IRS as to such qualified status or has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer and, in either case, nothing has occurred that could adversely affect such qualified status.

      (f) No Company Benefit Plan is a multi-employer pension plan (as defined in Section 3(37) of ERISA) and no Company ERISA Affiliate has sponsored or contributed to or been required to contribute to any such pension plan.

      (g) With respect to each Benefit Plan that is subject to Title IV of ERISA or the minimum funding rules of ERISA or Section 302 or 412 of the Code, (i) no reportable event (within the meaning of Section 4043 of ERISA, other than an event that is not required to be reported before or within thirty days of such event) has occurred or is expected to occur, (ii) there was not an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Benefit Plan; and (iii) there is no "unfunded benefit liability" (within the meaning of Section 4001(a)(18) of ERISA). No material liability under Title IV of ERISA has been incurred by Company or any Company ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Company or any Company ERISA Affiliate of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder. None of the assets of Company or any Company ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under ERISA or
Section 412(n) of the Code.

      (h) Except as required by Law, no Company Benefit Plan provides any of the following retiree or post-employment benefits to any person: medical, disability or life insurance benefits. To Company's knowledge, Company and each Company ERISA Affiliate is in compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended.

      (i) Company will deliver to Parent true, complete and correct copies of
(i) all employment agreements with officers and all consulting agreements of Company or any Company Subsidiary, (ii) all severance plans, agreements, programs and policies of Company or any Company Subsidiary with or relating to their respective employees, directors or consultants, and (iii) all plans, programs, agreements and other arrangements of Company or any Company Subsidiary with or relating to their respective employees, directors or consultants which contain "change of control" or similar provisions. No payment or benefit which may be required to be made by Company or any Company Subsidiary or which otherwise may be required to be made under the terms of any Company Benefit Plan or other arrangement will constitute a parachute payment under Section 280G of the Code. The consummation of the Transactions will not, alone or in conjunction with any other possible event (including termination of employment), (x) entitle any current or former employee or other service provider of Company or any Company Subsidiary to severance benefits or any other payment, compensation or benefit (including forgiveness of indebtedness), except as expressly provided by this Agreement, or (y) accelerate the time of payment or vesting, or increase the amount of compensation or benefit due any such employee or service provider, alone or in conjunction with any other possible event (including termination of employment).

      (j) Company nor any of its Subsidiaries is a party to, and none of them has any obligations under or with respect to, any collective bargaining or other labor union contract applicable to persons employed by Company or any of its Subsidiaries and no collective bargaining agreement is being negotiated by Company or any of its Subsidiaries or any Person or entity that may obligate Company or any of its Subsidiaries thereunder. As of the date of this Agreement, there is no labor dispute, strike, union organizing activity or work stoppage against Company or any of its Subsidiaries. As of the date of this Agreement, to the knowledge of Company, except as would not reasonably be expected to have a Material Adverse Effect, neither Company nor any of its Subsidiaries nor any of their respective representatives or employees has committed any unfair labor practice in connection with the operation of the businesses of Company or any of its Subsidiaries.

      Section 4.11 Tax Matters.

      (a) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Company and each Company Subsidiary, and any affiliated, consolidated, combined, unitary or aggregate group for Tax purposes of which Company or any of its Subsidiaries is or has been a member, have (i) properly completed and timely filed all Tax Returns that are required to be filed by them through the date of this Agreement and all such Tax

Returns are true, correct and complete in all material respects, (ii) have duly paid or caused to be duly paid in full all Taxes reflected on such Tax Returns or subsequently assessed by any Governmental Entity responsible for the imposition of any Tax with respect to such Tax Returns and (iii) reflected in the Financial Statements any liability for unpaid Taxes that are or will be payable for all periods or portions of periods through the Balance Sheet Date. Since the Balance Sheet Date, Company and Company Subsidiaries have not incurred, and will not incur as of the Closing Date, any liability for any Taxes other than in the ordinary course of business. Neither Company nor any Company Subsidiary has received notice of any claim made by an authority in a jurisdiction where Company or Company Subsidiary, as the case may be, does not file Tax Returns, that Company or Company Subsidiary is or may be subject to taxation by that jurisdiction.

      (b) There is (i) no material claim for Taxes that is a lien against the property or assets of Company or any of its Subsidiaries or that is being asserted against Company or any of its Subsidiaries other than liens for Taxes not yet due and payable, (ii) no audit, administrative proceeding or court proceeding with respect to Taxes or Tax Returns of Company or any of its Subsidiaries that is being conducted or that is pending and no deficiency or claim for Taxes that is being asserted by any Governmental Entity responsible for the imposition of any Tax against Company or any of its Subsidiaries; (iii) no extension of the statute of limitations on the assessment of any Taxes that has been granted by Company or any of its Subsidiaries and is currently in effect, and (iv) no agreement, contract or arrangement to which Company or any of its Subsidiaries is a party that may result in the payment of any amount that would not be deductible by reason of Sections 162(m), 280G or 404 of the Code.

      (c) There has been no change in ownership of Company or any of its Subsidiaries that has caused the utilization of any losses of Company or any of its Subsidiaries to be limited pursuant to Section 382 of the Code, and any loss carryovers reflected on the Financial Statements are properly computed and reflected.

      (d) Neither Company nor any Company Subsidiary has filed any disclosures under Section 6662 of the Code or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return.

      (e) No federal, state, local or foreign audits, examinations or other administrative proceedings are pending or, to Company's knowledge, threatened with regard to any Taxes or Tax Returns of Company or of any Company Subsidiary. There is no dispute or claim concerning any Tax liability of Company or any Company Subsidiary either claimed or raised by any taxing authority in writing.

      (f) Neither Company nor any Company Subsidiary has filed or will file a consent pursuant to Section 341(f) of the Code (or any predecessor provision) concerning collapsible corporations, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a "subsection (f) asset" (as such term is defined in Section 341(f)(4) of the Code) owned by Company or any Company Subsidiary.

      (g) Neither Company nor any Company Subsidiary has been or will be required to include any material adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior the Effective Time other than any such adjustments required as a result of the Merger.

      (h) Company has at no time been a "United States real property holding corporation" within the meaning of Section 897(c) of the Code.

      (i) Neither Company nor any Company Subsidiary is a party to any tax sharing, tax indemnity or other agreement or arrangement with any entity not included in the Financial Statements most recently filed by Company with the SEC or has any liability or potential liability to another party under any such agreement, and neither Company nor any Company Subsidiary has any liability or potential liability for Taxes of any Person under Section 1.1502.6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

      (j) Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

      (k) No power of attorney has been granted by Company or any of its Subsidiaries with respect to any matters relating to Taxes that is currently in effect.

      (l) Neither Company nor any of its Subsidiaries has settled any claim, audit or administrative or court proceeding with respect to Taxes.

      (m) Company and its Subsidiaries have in their possessions receipts for any Taxes paid to foreign taxing authorities.

      (n) Neither Company nor any Company Subsidiary is or has ever been a "personal holding company" within the meaning of Section 542 of the Code or a "United States real property holding corporation" within the meaning of Section 897 of the Code.

      (o) Neither Company nor any of its Affiliates has taken or agreed to take any action (other than actions contemplated by this Agreement) that could reasonably be expected to prevent the Merger from constituting a "reorganization" under Section 368 of the Code. Company is not aware of any agreement or plan to which Company or any of its Affiliates is a party or other circumstances relating to Company or any of its Affiliates that could reasonably be expected to prevent the Merger from so qualifying as a reorganization under
Section 368 of the Code.

      Section 4.12 Intellectual Property. (a) Section 4.12(a) of the Company Disclosure Letter contains a true and complete list of all of Company's and Company Subsidiaries' Intellectual Property and applications and other filings and formal actions made or taken pursuant to federal, state, local and foreign laws by Company and/or any Company Subsidiary to protect its interests in Company Intellectual Property. All Intellectual Property owned by the Company is owned free and clear of all liens, adverse claims, encumbrances, or restrictions. All Intellectual Property licensed by the Company is the subject of a license agreement which is legal, valid, binding and enforceable and in full force and effect.

      (b) Company Intellectual Property consists solely of items and rights which are: (i) owned by Company or any Company Subsidiary; (ii) in the public domain; or (iii) except as set forth in Section 4.12(b) of the Company Disclosure Letter, rightfully used by Company or any Company Subsidiary and their successors pursuant to a valid license. Company and Company Subsidiaries have all rights in Company Intellectual Property necessary to carry out their current and currently contemplated and reasonably foreseeable activities.

      (c) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to Company's knowledge, the reproduction, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any Company Intellectual Property, Product, work, technology or process as now used or offered or proposed for use, licensing or sale by Company or any Company Subsidiary does not infringe on any copyright, trade secret, trademark, service mark, trade name, trade dress, firm name, Internet domain name, logo, trade dress or mask work of any Person or the patent of any Person. No claims (i) challenging the validity, effectiveness or ownership by Company or any Company Subsidiary of any of Company Intellectual Property, or (ii) to the effect that the use, distribution, licensing, sublicensing, sale or any other exercise of rights in any Product, work, technology or process as now used or offered or proposed for use, licensing, sublicensing or sale by Company or any Company Subsidiary infringes or will infringe on any intellectual property or other proprietary right of any Person have been asserted or, to the knowledge of Company or any Company Subsidiary, are threatened by any Person, nor are there, to Company's or any Company Subsidiary's knowledge, any valid grounds for any bona fide claim of any such kind. All registered, granted or issued patents, trademarks, Internet domain names and copyrights held by Company and any Company Subsidiary are enforceable and subsisting. To Company's or any Company Subsidiary's knowledge, there is no unauthorized use, infringement or misappropriation of any of Company Intellectual Property by any third party, employee or former employee.

      (d) Except as set forth in Section 4.12(c) of the Company Disclosure Letter, there are no royalties, fees, honoraria or other payments payable by Company or any Company Subsidiary to any Person by reason of the ownership, development, use, license, sale or disposition of Company Intellectual Property, other than salaries and sales commissions paid to employees and sales agents in the ordinary course of business. The Company and Company Subsidiaries have not disclosed any of its confidential know-how, trade secrets and similar rights subsisting based on their confidentiality which the Company or Company Subsidiaries use or propose to use to make or sell its products, other than to employees, consultants or distributors of the Company who have entered written agreements not to disclose such rights of the Company.

      (e) Neither Company nor any Company Subsidiary is in violation of any license, sublicense, agreement or instrument to which Company or any Company Subsidiary is a party or otherwise bound, nor will execution or delivery of this Agreement, or performance of Company's obligations hereunder, cause the diminution, termination or forfeiture of any Company Intellectual Property except as could not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect. Section 4.12(d) of the Company Disclosure Letter sets forth a list of all Licenses by Company or any of Company Subsidiaries of Company Intellectual Property.

      (f) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Company and each of Company Subsidiaries has observed all provisions of, and performed all of their obligations under, the license agreements to which it is a party. Neither Company, nor any Company Subsidiary, have taken any action that could cause, or failed to take any action, the failure of which could cause, (i) any source code, trade secret or other Company Intellectual Property to be (A) released from an escrow or otherwise made available to any person or entity other than those persons described in Section 4.12(a) of the Company Disclosure Letter or
(B) dedicated to the public or otherwise placed in the public domain or (ii) any other material adverse affect to the protection of Company Intellectual Property under trade secret, copyright, patent or other intellectual property laws.

      Section 4.13 Compliance with Laws. Except as would not be reasonably expected to have a Material Adverse Effect, Company and each of Company Subsidiaries are in compliance with, and have not violated any applicable Law of any United States federal, state, local, or foreign Governmental Entity which affects the business, properties or assets of Company and any of Company Subsidiaries, and no notice, charge, claim, action or assertion has been received by Company or any Company Subsidiary or has been filed, commenced or, to the knowledge of Company or any Company Subsidiary, threatened against Company or any Company Subsidiary alleging any such violation. All licenses, permits and approvals required under such Laws are in full force and effect.

      Section 4.14 Contracts and Commitments

      (a) Section 4.14 of the Company Disclosure Letter contains a complete listing of the Company and Company Subsidiary material contracts. Neither Company nor any Company Subsidiary has any agreements, contracts, commitments or restrictions which are material to its business, operations or prospects or which require the making of any charitable contribution or which restrict Company's selling, licensing or otherwise distributing any of its technology or Products to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market or line of business.

      (b) No purchase contracts or commitments of Company or any Company Subsidiary continue for a period of more than twelve months or are in excess of the normal, ordinary and usual requirements of business or at any excessive price.

      (c) There are no outstanding sales contracts, commitments or proposals of Company or any Company Subsidiary which continue for a period of more than twelve months or will result in any loss to Company or any Company Subsidiary upon completion or performance thereof, after allowance for direct distribution expenses nor are there any outstanding contracts, bids or sales or service proposals quoting prices which will not result in a normal profit.

      (d) Neither Company nor any Company Subsidiary has any outstanding contracts with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by it on notice of not longer than thirty days and without liability, penalty or premium or any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings.

      (e) Neither Company nor any Company Subsidiary has any employment agreement, or any other agreement that contains any severance or termination pay liabilities or obligations.

      (f) Neither Company nor any Company Subsidiary has any collective bargaining or union contracts or agreements.

      (g) Neither Company nor any Company Subsidiary is in default, nor is there any known basis for any valid claim of default, under any contract made or obligation owed by it.

      (h) Neither Company nor any Company Subsidiary is under any liability or obligation with respect to the return of inventory or merchandise in the possession of wholesalers, distributors, retailers or other customers.

      (i) Neither Company nor any Company Subsidiary is in breach of any Company Agreement.

      (j) Neither Company nor any Company Subsidiary has any debt obligation for borrowed money, including guarantees of or agreements to acquire any such debt obligation of others.

      (k) Neither Company nor any Company Subsidiary has any outstanding loan to any Person other than to Company or a wholly-owned Subsidiary of Company.

      (l) Neither Company nor any Company Subsidiary has any power of attorney outstanding or any obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person, corporation, partnership, joint venture, association, organization or other entity.

      Section 4.15 Information Supplied. None of the information supplied or to be supplied by Company specifically for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement/Prospectus will, at the date it is first mailed to Company's shareholders or at the time of Company Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus and the Registration Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Company with respect to statements made or incorporated by reference therein based on information supplied by Parent specifically for inclusion or incorporation by reference in the Proxy Statement/Prospectus.

      Section 4.16 Insider Interests. Except as set forth in Company SEC Documents, no officer or director of Company or any Company Subsidiary has any material interest in any property, real or personal, tangible or intangible, including inventions, patents, trademarks or trade names, used in or pertaining to the business of Company or any Company Subsidiary.

      Section 4.17 Brokers or Finders. Except as set forth in Section 4.17 of the Company Disclosure Letter, for which Company will obtain a release prior to Closing, neither Company nor any Company Subsidiaries or their respective Affiliates has an obligation to pay any agent, broker, investment banker, financial advisor or other firm or Person any brokers' or finder's fee or any other commission or similar fee in connection with any of the Transactions.

      Section 4.18 Properties. The Company does hold any leases nor own any fee simple interest in real property, except as listed in Section 4.18 of the Company Disclosure Letter. Company and Company Subsidiaries have good and valid title, free and clear of all Liens, to all their material properties and assets, whether tangible or intangible, real, personal or mixed, reflected in the Company's Financial Statements for the period ended June 30, 2001 as being owned by Company and Company Subsidiaries as of the date thereof, other than (i) any properties or assets that have been sold or otherwise disposed of in the ordinary course of business since the date of such Financial Statements, (ii) Liens disclosed in the notes to such Financial Statements, (iii) properties leased by Company's former U.K. subsidiary and (iv) Liens arising in the ordinary course of business after the date of such Financial Statements. All buildings, and all fixtures, equipment and other property and assets that are material to its business on a consolidated basis, held under leases or sub-leases by Company or any Company Subsidiary are held under valid instruments enforceable in accordance with their respective terms, subject to applicable laws of bankruptcy, insolvency or similar laws relating to creditors' rights generally and to general principles of equity (whether applied in a proceeding in law or equity). Substantially all of Company's and Company Subsidiaries' equipment in regular use has been reasonably maintained and is in serviceable condition, reasonable wear and tear excepted.

      Section 4.19 Affiliates. Section 4.20 of the Company Disclosure Letter sets forth the names and addresses of each Person who is, in Company's reasonable judgment, an affiliate (as such term is used in Rule 145 under the Securities Act) of Company.

      Section 4.20 Regulatory Compliance. The Company and Company Subsidiaries have filed all reports, statements, registrations, applications, filings or other documents and submissions required to be filed with, or provided to, any Governmental Entity. All such reports, statements, registrations, applications, filings, documents and submissions were in compliance with all applicable laws, statutes, ordinances, rules or regulations and were complete and correct in all respects when filed, and no deficiencies have been asserted by any Governmental Entity with respect thereto. There is no action, proceeding, dispute, controversy, inquiry or investigation pending or, to the knowledge of Company, threatened by any such Governmental Entity relating to the Company.

      Section 4.21 Environmental Matters. (a) There has not been any release, spill, emission, leaking, deposit, disposal, discharge, dispersal or leaching into the environment of any hazardous material at, in, on, under or from any real property leased, used or managed by the Company or Company Subsidiary (a "Facility") or in connection with its business, that could, to the knowledge of Company, individually or in the aggregate, have an adverse effect. No hazardous materials are being stored or otherwise are present at, in, on or under any real property leased, used or managed by the Company or in connection with its business where such activity is not in compliance with any environmental law. The Company and Company Subsidiaries are in compliance, in all respects, with all environmental laws applicable to it.

            (b) The Company or Company Subsidiaries have not (i) received a notice (oral or written) of any noncompliance of a Facility or its past or present operations with Environmental and Safety Laws, (ii) received notices, administrative actions or suits are pending or threatened relating to a violation of any Environmental and Safety Laws or (iii) been notified that the Company is a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act, or state analog statute, arising out of events occurring prior to the Closing Date. Company uses of and activities within the Facilities have at all times complied with all Environmental and Safety Laws. The Company has all the permits and licenses required by Environmental and Safety Laws to be issued and are in full compliance with the terms and conditions of those permits.

      Section 4.22 Major Customers Section 4.22 of the Company Disclosure Schedule sets forth a list of the customers of the Company by revenue generated in the fiscal year ended September 30, 2001. There has been no termination or cancellation of any relationship between the Company and such customers.

      Section 4.23 Insurance. Section 4.23 of the Company Disclosure Schedule sets forth a true and complete list of all insurance policies providing insurance coverage of any nature to the Company and the Company Subsidiaries. Such policies are sufficient for compliance by the Company or the Company Subsidiaries with all requirements of law and all material agreements to which the Company or the Company Subsidiaries is a party or by which any of their assets are bound. All of such policies are in full force and effect and are valid and enforceable in accordance with their terms, and the Company and the Company Subsidiaries have complied with all material terms and conditions of such policies, including premium payments. None of the insurance carriers has indicated to the Company or the Company Subsidiaries an intention to cancel any such policy. The Company or the Company Subsidiaries do not have any claim pending against any of the insurance carriers under any of such policies

      Section 4.24 Minute Books. The minute books of the Company and Company Subsidiaries to be made available to Parent contain a complete and accurate summary of all meetings of Board of Directors, all committees of the Board of Directors and shareholders or actions by written consent since the time of incorporation of the Company or the Company Subsidiaries through the date of this Agreement, and reflect all transactions referred to in such minutes accurately. All actions taken by the Company or the Company Subsidiaries, as the case may be, have been duly authorized, and no such actions have been taken in breach or violation of the Articles of Incorporation, the by-laws or other organizational documents of the Company.

      Section 4.25 Representations Complete. All documents and papers delivered by or to be delivered on behalf of the Company in connection with this Agreement and the Transactions contemplated hereby were prepared and delivered in good faith by such Person and are complete and authentic in all respects. The Company and Company Subsidiary by the Closing Date will have complied in good faith with all requests of Parent and its representatives for documents, papers and information relating to the Company or the Company Subsidiaries in connection with the Transactions contemplated hereby, and will not knowingly have withheld any document, paper or other information requested by the Parent or any of its representatives in connection herewith. No representation or warranty by Company contained in this Agreement (including the exhibits and schedules hereto and thereto) contains any untrue statement of a fact or omits to state a fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which it was made, not false or misleading.

      Section 4.26 Potential Conflicts of Interest. No officer or director and no person directly or indirectly controlling or controlled by, or under the direct or indirect control of, any of the foregoing persons:

      (a) owns, directly or indirectly, any interest in, or is an officer, director, employee or consultant of, any person which is a competitor, lessor, lessee, customer or supplier of the Company or the Company Subsidiaries;

      (b) holds a beneficial interest in any contract or other agreement to which the Company or the Company Subsidiaries is a party or by which it is obligated or bound or to which any of the Assets may be subject;

      (c) owns, directly or indirectly, in whole or in part, any tangible or intangible property (including, without limitation, any Intellectual Property) which the Company or the Company Subsidiaries is using or the use of which is necessary for the business of the Company or the Company Subsidiaries; or

      (d) has any cause of action or other claim whatsoever against the Company or the Company Subsidiaries. All purchases and sales or other transactions, if any, between Company or the Company Subsidiaries and any such persons have been made on the basis of prevailing market rates and all such transactions have been made on terms no less favorable to Company or the Company Subsidiaries than those which would have been available from unrelated third parties.

      Section 4.27 Customs. Company and the Company Subsidiaries have acted with reasonable care to properly value and classify, in accordance with applicable tariff laws, rules and regulations, all goods that Company imports into the United States or exports out of the United States into any other country (the "Goods"). To Company's Knowledge, there are currently no material claims pending against Company by the U.S. Customs Service (or other foreign customs authorities) relating to the valuation, classification or marketing of the Goods.

      Section 4.28 No Bankruptcy. Neither the Company nor the Company Subsidiaries are insolvent, have committed an act of bankruptcy, proposed a compromise or arrangement of their creditors generally, had any petition or receiving order in bankruptcy filed against them, taken any proceedings with respect to a compromise or arrangement or to have a receiver appointed over any part of their assets, had an encumbrance take possession of any property, nor had an execution or distress become enforceable or levied upon any of their property.

      Section 4.29 Qualification. No officer or director of Company is subject to any of the disqualification provisions of Rule 505(b)(iii) under the Securities Act.

                                   ARTICLE 5

                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND MERGER SUB

      Parent and Merger Sub represent and warrant to Company that all of the statements contained in this Article 5 are true and correct. Each exception set forth in the Parent Disclosure Letter and each other response to the Agreement set forth in the Parent Disclosure Letter is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement and relates only to such section, except to the extent that one portion of the Parent Disclosure Letter specifically refers to another portion thereof, identifying such other portion by specific cross reference.

      Section 5.1 Organization. Each of Parent and Merger Sub, once incorporated, (a) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation; (b) has all requisite corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets; (c) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required, except for such failures to be so qualified or licensed and in good standing as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Parent will make available to Company complete and correct copies of its certificate of incorporation and bylaws, each as presently in effect. Merger Sub has conducted no business and has no operations other than in connection with this Agreement and the Transactions.

      Section 5.2 Capitalization.

      (a) The authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock, 1,500,000 shares of Parent Preferred Stock, and one special voting share. As of the date of this Agreement, (i) 9,028,239 shares of Parent Common Stock are issued and outstanding (ii) no shares of Parent Preferred Stock are issued and outstanding, and (iii) one special voting share is issued and outstanding. 1,488,750 Parent Options are outstanding and 1,805,648 shares of Parent Common Stock are reserved for issuance upon exercise of Parent Options. All the outstanding shares of Parent's capital stock are, and all shares of Parent Common Stock which may be issued pursuant to the exercise of outstanding Parent Options will be, when issued in accordance with the respective terms of such Parent Option, duly authorized, validly issued, fully paid and nonassessable.

      (b) Except as set forth in Section 5.2(b) of the Parent Disclosure Letter, there are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock of Parent or any of its Subsidiaries.

      Section 5.3 Authorization, Validity of Agreement, Necessary Action. Subject to the approval of the shareholders of each of Parent and Merger Sub and the satisfaction of the board of directors of Parent that all conditions have been fulfilled, including without limiting the foregoing that the board of directors is satisfied with the due diligence conducted hereunder, and the incorporation of Merger Sub and the adoption by it of the obligations entered into hereunder on its behalf by Parent, in trust,each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the Transactions. The execution and delivery of, and the performance by Parent and Merger Sub of their respective obligations under, this Agreement and the consummation by each of Parent and Merger Sub of the Transactions, have, subject to the qualifications above, been duly authorized by each of Parent's and Merger Sub's boards of directors and, except for obtaining the approval of their respective shareholders as contemplated by Section 5.6 and the incorporation of Merger Sub and the adoption by it of the obligations entered into hereunder on its behalf by Parent, in trust, no other corporate action on the part of Parent or Merger Sub or their respective shareholders is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement or the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent, and, assuming due and valid authorization, execution and delivery by Company and adoption of this Agreement by Merger Sub, this Agreement is a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms.

      Section 5.4 Consents and Approvals, No Violations. Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, the HSR Act, state securities or blue sky laws, the NSM and the filing of the Certificate of Merger, none of the execution or delivery by Parent or Merger Sub of, or performance by Parent or Merger Sub of its obligations under, this Agreement, the consummation by Parent or Merger Sub of the Transactions or compliance by Parent or Merger Sub with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws of Parent or Merger Sub; (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity; (c) result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or loss of any rights) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent, or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (b), (c) and (d) such violations, breaches or defaults which could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

      Section 5.5 Share Ownership. Neither Parent nor Merger Sub beneficially owns any Shares.

      Section 5.6 Vote Required. The affirmative vote of the holders of at least fifty percent of the outstanding shares of Parent Common Stock is the only vote of the holders of any class or series of Parent's capital stock necessary to approve the Merger or adopt this Agreement and no other vote of any class or series of Parent's capital stock is necessary to approve any of the Transactions.

      Section 5.7 Parent SEC Documents; Parent Financial Statements. As of the date hereof, Parent has furnished or made available to Company true and complete copies of all Parent SEC Documents. As of their respective filing dates, all such Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations of the NSM, as the case may be, and none of such Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a document subsequently filed with the SEC or NSM. Without limiting the foregoing, the SEC has requested that Parent refile its 10K for the year ending August 31, 2001 in order to account for a change in the exchange rate of Parent Preferred Stock into Parent Common Stock which has been subsequently reflected in Parent's 10Q for the quarter ending May 31, 2001. The Parent Financial Statements comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC and NSM with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and present fairly the consolidated financial position of Parent at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments). As of the date hereof, there has been no change in Parent accounting policies except as described in the notes to Parent Financial Statements.

      Section 5.8 No Material Adverse Change. Except as disclosed in Parent SEC Documents prior to Closing, since the date of the balance sheet included in Parent Financial Statements and continuing through the date hereof, Parent has conducted its business in the ordinary course and there has not occurred: (a) any material adverse change in the financial condition, liabilities, assets (including intellectual property assets) or business of Parent or any of its Subsidiaries; (b) any amendment or change in the certificate of incorporation or bylaws of Parent, or any of its Subsidiaries, or Merger Sub (with respect to Merger Sub, since the date of its incorporation); or (c) any damage to, destruction or loss of any assets of Parent or any of its Subsidiaries (whether or not covered by insurance) that materially and adversely affects the financial condition or business of Parent or any of its Subsidiaries. Since October 1, 2001 and continuing through the Effective Time, there has not occurred delisting or suspension of the trading of Parent's Common Stock on the NSM.

      Section 5.9 Litigation. Except as disclosed in Parent SEC Documents, as of the date hereof, there is no material action, suit or proceeding of any nature pending or to the knowledge of Parent threatened against Parent, Merger Sub, or any Parent Subsidiary, their respective properties or any of their respective officers or directors, in their respective capacities as such. Except as disclosed in Parent SEC Documents, as of the date hereof, there is no material investigation pending or to the knowledge of Parent threatened against Parent, Merger Sub, or any Parent Subsidiary, any of their respective properties or any of their respective officers or directors by or before any Governmental Entity. To the knowledge of Parent, as of the date hereof no Governmental Entity has at any time challenged or questioned the legal right of Parent, Merger Sub, or any Parent Subsidiary to conduct research, development and manufacturing activities in the present manner or style thereof.

      Section 5.10 Disclosure Documents. None of the information supplied or to be supplied by Parent for inclusion in (i) the Proxy Statement, and (ii) any Registration Statement, including the Proxy Statement included therein, will, in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement to shareholders of Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or will, in the case of each Registration Statement, at the time each such becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder, except that no representation is made by Parent with respect to information supplied by Company for inclusion therein and no representation is made by Parent with respect to any forward-looking information, budgets or projections which may have been supplied by Parent.

      Section 5.11 Brokers or Finders. Except as set forth in Section 5.11 of the Parent Disclosure Letter neither Parent nor any Parent Subsidiary or their respective Affiliates has an obligation to pay any agent, broker, investment banker, financial advisor or other firm or Person to any brokers' or finders' fee any other commission or similar fee in connection with any of the Transactions.

                                   ARTICLE 6

                                    COVENANTS

      Section 6.1 Interim Operations of Company. Company covenants and agrees that prior to the Effective Time, except (i) as expressly contemplated by this Agreement, (ii) as set forth in Schedule 6.1 of the Company Disclosure Letter or
(iii) as agreed in writing by Parent (which agreement shall not be unreasonably withheld), after the date hereof:

      (a) the business of Company and each Company Subsidiary shall be conducted only in the usual, regular and ordinary course and substantially in the same manner as heretofore conducted, and Company and each Company Subsidiary shall use its best efforts to preserve its business organization intact, keep available the services of its current officers and employees and maintain its existing relations with franchisees, customers, suppliers, creditors, business partners and others having business dealings with it, to the end that the goodwill and ongoing business of each of them shall be unimpaired at the Effective Time;

      (b) neither Company nor any Company Subsidiary shall: (i) amend its certificate of incorporation or bylaws or similar organizational documents, (ii) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of its capital stock or Voting Debt, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock or any Voting Debt, other than shares of Company Common Stock reserved for issuance on the date of this Agreement pursuant to the exercise of Company Options on the date of this Agreement, (iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any shares of any class or series of its capital stock, (iv) split, combine or reclassify any shares of any class or series of its capital stock or (v) redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares other than share revesting arrangements entitling Company to purchase shares from employees or consultants at their cost;

      (c) neither Company nor any Company Subsidiary shall (i) incur or modify any indebtedness or other liability, other than in the ordinary course of business consistent with past practice, (ii) modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims, except in the ordinary course of business consistent with past practice;

      (d) neither Company nor any Company Subsidiary shall (i) incur or assume any long-term debt, or incur or assume any short-term indebtedness in amounts not consistent with past practice; (ii) modify the terms of any indebtedness or other liability, other than modifications of short term debt in the ordinary course of business consistent with past practice; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except as described in Schedule 6.1(d) of the Company Disclosure Letter as being in the ordinary course of business consistent with past practice; (iv) make any loans, advances or capital contributions to, or investments in, any other Person (other than to or in wholly owned Company Subsidiaries); or (v) enter into any material commitment or transaction (including any capital expenditure or purchase, sale or lease of assets or real estate);

      (e) neither Company nor any Company Subsidiary shall transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets other than in the ordinary course of business consistent with past practice; or

      (f) except as otherwise specifically provided in this Agreement, neither Company nor any Company Subsidiary shall make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants or to Persons providing management services, or enter into or amend any employment, severance, consulting, termination or other agreement or employee benefit plan or make any loans to any of its officers, directors, employees, Affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to a Company Benefit Plan or otherwise;

      (g) except as otherwise specifically contemplated by this Agreement or as set forth in Schedule 6.1(g) of Company Disclosure Letter, neither Company nor any Company Subsidiary shall (i) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or Affiliate, or (ii) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant, whether past or present, or amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

      (h) neither Company nor any Company Subsidiary shall permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to and the prior consent of Parent, except policies providing coverage for losses not in excess of $50,000;

      (i) neither Company nor any Company Subsidiary shall enter into any contract or transaction relating to the purchase of assets other than in the ordinary course of business consistent with past practice;

      (j) neither Company nor any Company Subsidiary shall pay, purchase, discharge or satisfy any of its claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the Financial Statements;

      (k) neither Company nor any Company Subsidiary will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Company or any Company Subsidiary (other than the Merger);

      (l) neither Company nor any Company Subsidiary will (i) change any of the accounting methods used by it unless required by a change in GAAP occurring after the date of this Agreement or (ii) make any material election relating to Taxes, change any material election relating to Taxes already made, adopt any material accounting method relating to Taxes, change any material accounting method relating to Taxes unless required by a change in GAAP or change in the Code or the regulations under the Code occurring after the date of this Agreement, enter into any closing agreement relating to Taxes, settle any claim or assessment relating to Taxes or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment;

      (m) neither Company nor any Company Subsidiary will take, or agree to commit to take, any action that could or would be reasonably expected to result in any of the conditions set forth in Article 8 not being satisfied, or would make any representation or warranty of Company contained in this Agreement inaccurate in any respect at, or as of any time prior to, the Effective Time, or that would materially impair the ability of Company, Parent or the Merger Sub to consummate the Merger in accordance with the terms thereof or materially delay such consummation;

      (n) neither Company nor any Company Subsidiary shall enter into any agreement, contract, commitment, understanding or arrangement with any officer or director of Company or any Company Subsidiary with respect to any property, real or personal, tangible or intangible, including inventions, patents, trademarks or trade names, used in or pertaining to the business of Company or any Company Subsidiary or modify, amend or terminate any such existing agreement, contract, commitment, understanding or arrangement;

      (o) neither Company nor any Company Subsidiary will enter into any agreement, contract, commitment, understanding or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing; and

      (p) adopt a plan of complete or partial liquidation, dissolution, arrangement with creditors, rehabilitation, restructuring, recapitalization, redomestication or other reorganization

      Section 6.2 Access; Confidentiality. Company shall (and shall cause each Company Subsidiary to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of Parent, access at reasonable times during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, Company shall (and shall cause each Company Subsidiary to) furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Access shall include the right to conduct such environmental studies as Parent, in its reasonable discretion, shall deem appropriate. Unless otherwise required by law or in order to comply with disclosure requirements applicable to the Proxy Statement/Prospectus, Parent will hold and will ensure that all its representatives hold any such information which is nonpublic in confidence in accordance with the provisions of the Confidentiality Agreement.

      Section 6.3 Reasonable Efforts.

      (a) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Parent, Merger Sub and Company agree to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any applicable laws) to consummate the Merger and make effective the Merger and the other Transactions as promptly as practicable including, (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the other Transactions and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity, (ii) the satisfaction of the other parties' conditions to Closing. In addition, no party hereto shall take any action after the date of this Agreement to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity necessary to be obtained prior to Closing. Notwithstanding the foregoing, or any other covenant herein contained, in connection with the receipt of any necessary approvals under the HSR Act, neither Company nor any Company Subsidiaries shall be entitled to divest or hold separate or otherwise take or commit to take any action that limits Parent's or Merger Sub's freedom of action with respect of, or their ability to retain, Company or any Company Subsidiaries or any material portions thereof or any of the businesses, product lines, properties or assets of Company or any of its Subsidiaries, without Parent's prior written consent (which may be withheld in Parent's sole and absolute discretion).

      (b) Prior to the Closing, each party shall promptly consult with the other parties hereto with respect to, provide any necessary information with respect to, and provide the other parties (or their respective counsel) with copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement, the Merger and the other Transactions. Each party hereto shall promptly inform the other of any communication from any Governmental Entity regarding any of the Transactions. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to any of the Transactions, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. To the extent that transfers, amendments or modifications of permits (including environmental permits) are required as a result of the execution of this Agreement or consummation of any of the Transactions, Company shall and shall cause Company Subsidiaries to use best efforts to effect such transfers, amendments or modifications.

      (c) Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require Parent or Merger Sub to commence any litigation against any entity in order to facilitate the consummation of any of the Transactions or to defend against any litigation brought by any Governmental Entity seeking to prevent the consummation of any of the Transactions.

      Section 6.4 No Solicitation by Company.

      (a) Company will not, and will not authorize, direct or knowingly permit its Representatives to, directly or indirectly, (i) solicit, initiate, knowingly encourage or induce the making, submission or announcement of any Company Takeover Proposal, (ii) participate in any discussions or negotiations with any person regarding, or furnish to any person any information with respect to, or take any other action that would reasonably be expected to facilitate any inquiry or proposal that constitutes or would reasonably be expected to lead to, any Company Takeover Proposal, (iii) authorize, approve or recommend any Company Takeover Proposal or (iv) enter into any letter of intent or similar document or any Contract accepting or providing for any Company Takeover Proposal; provided, however, that nothing in this Section 6.4 or elsewhere in this Agreement shall prohibit Company's board of directors from complying with Rule 14e-2 under the Exchange Act with regard to a tender or exchange offer not arising out of, related to or otherwise by virtue of a violation of this Section 6.4; and provided, further, that nothing in this Section 6.4 or elsewhere in this Agreement shall prohibit Company, before the adoption of this Agreement by the shareholders of Company, from furnishing information regarding Company to, entering into negotiations or discussions with, or entering into an agreement relating to a Company Takeover Proposal with, any person in response to a Company Takeover Proposal made, submitted or announced by such person (and not withdrawn) to the extent (1) such Company Takeover Proposal is not attributable to a material breach of this Section 6.4(a); (2) the board of directors of Company concludes in good faith, consistent with advice of outside legal counsel, that failure to take such action would likely constitute a breach of the fiduciary obligations of the board of directors of Company to Company's shareholders under applicable Law; (3) the board of directors of Company concludes, in good faith, consistent with the advice of the Company's financial advisors that such Company Takeover Proposal is reasonably likely to lead to a Company Superior Proposal; (4) prior to furnishing any such information to, or entering into discussions or negotiations with, such person, Company gives Parent written notice of the identity of such person, the material terms and conditions of such Company Takeover Proposal and Company's intention to furnish information to, or enter into discussions or negotiations with, such person; (5) Company receives from such person an executed confidentiality agreement which shall not in any way restrict Company from complying with its disclosure obligations under this Agreement and which shall contain customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person by or on behalf of Company and other terms no less favorable to Company than those set forth in the Confidentiality Agreement; and (6) contemporaneously with furnishing any such information to such person, Company furnishes such information to Parent (to the extent that such information has not been previously furnished by Company to Parent).

      (b) Company and its Representatives shall immediately cease and cause to be terminated and not resumed any and all existing discussions, negotiations, exchanges of information and other activities with respect to any Company Takeover Proposal pending as of the date of this Agreement. Promptly following the execution and delivery of this Agreement, Company shall (i) inform each of its directors and officers and financial, legal, accounting and other advisors retained or involved in the transaction contemplated by this Agreement of the obligations undertaken in this Section 6.4 and in the Confidentiality Agreement and (ii) as soon as reasonably practicable, request each person that has heretofore executed a confidentiality or non-disclosure agreement in connection with its consideration of acquiring Company or any of its Subsidiaries to return to Company or otherwise dispose of all confidential information furnished to such person, by or on behalf of Company or any of its Subsidiaries, during the one-year period prior to the date of this Agreement in connection with such person's consideration of acquiring or engaging in a merger or other business combination transaction with Company or any of its Subsidiaries. Company shall immediately notify Parent if any proposals or offers constituting a Company Takeover Proposal are received by, any non-public information in connection with any Company Takeover Proposal is requested from, or any discussions or negotiations with respect to a Company Takeover Proposal are sought to be initiated or continued with, Company's officers or directors or other individuals involved on behalf of Company in the negotiation of the Transactions contemplated by this Agreement, or, to the knowledge of the foregoing Persons, any of Company's other Representatives, indicating, in connection with such notice, the name of the person making the inquiry, proposal or offer and the material terms and conditions of any such proposals or offers. Thereafter (i) Company shall provide Parent with a true and complete copy of such Company Takeover Proposal or communication (if it is in writing) and (ii) Company shall otherwise keep Parent informed, on a current basis, with respect to the status and material terms of any such proposal or offer and the status of any such negotiations or discussions.

      Section 6.5 Parent Recommendation. After satisfaction or waiver of the conditions set forth in Section 8.2(f), Parent will not, and will not authorize, direct or knowingly permit its Representatives to, directly or indirectly, make any recommendation to Parent's shareholders that Parent's shareholders vote against, or abstain from voting with regard to, approval of this Agreement at the Parent Shareholders' Meeting.

      Section 6.6 Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to each of Parent and Company. Thereafter, until the Effective Time, or the date this Agreement is terminated pursuant to Article 9 (whichever occurs first), neither Company, Parent nor any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other Transactions without prior consultation with the other party, except as advised by outside counsel is required by law or by any listing agreement with a national securities exchange or trading market, in which case, prior consultation with the other party will be made to the extent reasonably practicable.

      Section 6.7 Notification of Certain Matters. Company shall give prompt notice to Parent, of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which caused or would reasonably be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (b) any material failure of Company, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not limit or otherwise affect the remedies of Parent.

      Section 6.8 Directors' and Officers' Insurance and Indemnification

      (a) For six years after the Effective Time, the Surviving Corporation (or any successor to the Surviving Corporation) shall indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, costs, fees and expenses, including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided, that any such settlement is effected with the written consent of Parent or the Surviving Corporation) arising out of actions or omissions occurring at or prior to the Effective Time to the full extent required under applicable Delaware law, the terms of Company's certificate of incorporation, bylaws or indemnity agreements in the form filed as exhibits to Company SEC Documents, each as in effect at the date hereof; provided, that in the event any claim or claims are asserted or made within such three-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

      (b) The Parent or the Surviving Corporation shall maintain Company's existing officers' and directors' liability insurance for a period of not less than three years after the Effective Date; provided, that Parent may substitute therefor policies of coverage and amounts containing terms no less favorable to such former directors or officers as currently in effect for directors and officers of Parent.

      (c) The Surviving Corporation shall pay all expenses, including reasonable attorney's fees and costs, that may be incurred by any Indemnified Person in enforcing the indemnity contained in this Section 6.7.

      (d) Any decision with respect to whether the applicable standards for indemnification have been met with respect to any Indemnified Person shall be made by counsel independent of the Surviving Corporation, its Affiliates and the Indemnified Party. Such decision of such counsel shall be conclusive and binding on Surviving Corporation, the board of directors of Company and the Indemnified Person.

      Section 6.9 State Takeover Laws. Notwithstanding any other provision in this Agreement, in no event shall the approval of the Transactions by the board of directors of Company be withdrawn, revoked or modified by the board of directors of Company. If any state takeover statute becomes or is deemed to become applicable to the Agreement, the acquisition of Shares pursuant to the Merger or the other Transactions, Company or the applicable Company Subsidiary shall take all action necessary to render such statute inapplicable to all of the foregoing.

      Section 6.10 Past Service Credit. Company employees who are employed by Parent or the Surviving Corporation upon or immediately following the Closing shall be given full credit for their service with Company under all Parent Benefit Plans. Parent agrees that for purposes of accrual of vacation, paid time off benefits or other such benefits, Parent will use the effective date of Company's employees' respective employment with Company. Such Company employees shall, to the extent then otherwise eligible be allowed to participate in Parent's employee stock purchase plan on the first entry date under such plan following the Closing.

      Section 6.11 Bridge Loan. Following the initial closing of a private placement with Joseph Gunnar & Co., LLC pursuant to an agency agreement dated November 14, 2001 in a minimum amount of $3,000,000, Parent shall provide the Company with a demand bridge loan of up to $250,000, provided that Parent can be provided with a first secured position on the assets of the Company and that there are no other prior encumbrances including those arising by law or statute. Parent shall provide the Company with a second demand bridge loan of up to $250,000 on the same terms as the first provided that subsequent closings of the private placement with Joseph Gunnar & Co., LLC has raised an additional $4,000,000. The terms of the loan shall require that interest of 12% be paid to Parent. In the event that the Merger, for any reason, is not completed, Parent will demand repayment in full, and in the event of non-repayment, Company hereby waives and requirement for notice pursuant to any of Parent's security documents prior to exercise of such security. Parent shall approve all payments to creditors being made from the proceeds of the loan and will only advance funds to Company upon such approval, which will not be unreasonably withheld or delayed.

                                   ARTICLE 7

                              ADDITIONAL AGREEMENTS

      Section 7.1 Preparation of the Registration Statement and the Proxy Statement/Prospectus; Shareholders' Meeting.

      (a) As soon as practicable following the date of this Agreement, Parent and Company shall prepare the Proxy Statement/Prospectus and Parent shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement/Prospectus will be included as a prospectus. Each of Parent and Company shall use best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Company will use best efforts to cause the Proxy Statement/Prospectus to be mailed to Company's shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Parent shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of shares of Parent Common Stock in the Merger and the conversion of Company Options into options to acquire Parent Common Stock, and Company shall furnish all information concerning Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Registration Statement or the Proxy Statement/Prospectus will be made by Parent without Company's prior consent and without providing Company the opportunity to review and comment thereon; provided, that with respect to documents filed by a party which are incorporated by reference in the Registration Statement or Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations; and provided, further that Company, in connection with a change in the recommendation of its board of directors, may amend or supplement the Proxy Statement/Prospectus or Registration Statement (including by incorporation by reference) pursuant to a Qualifying Amendment. Parent will advise company promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the share of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to Parent or Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or Company which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the shareholders of Company.

      (b) Company shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, duly give notice of, convene and hold a meeting (the "Company Shareholders' Meeting") of its shareholders entitled to vote thereat (the "Company Shareholders") in accordance with the Washington Act for the purpose of obtaining the approval of the Company's Shareholders and shall through its board of directors, recommend to its shareholders the adoption of this Agreement.

      (c) Parent shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, duly give notice of, convene and hold a meeting (the "Parent Shareholders' Meeting") of its shareholders entitled to vote thereof in accordance with the New York GBL for the purpose of obtaining the approval of the Parent's shareholders and shall, through its board of directors, recommend to its shareholders the adoption of this Agreement.

      Section 7.2 Tax Treatment.

      (a) Each of Parent, Company and their respective Subsidiaries shall use all reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Neither Parent, nor Company, nor their respective Subsidiaries, shall take any action to cause the Merger to fail to qualify as a reorganization within the meaning of section 368(a) of the Code.

      Section 7.3 Conveyance Taxes. Company and Parent shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding Taxes, transfer, recording, registration and/or other fees which become payable in connection with the Transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

      Section 7.4 Escrow Provisions.

      (a) Establishment of the Escrow Fund. As soon as practicable after the Effective Time, Five Hundred Thousand (500,000) shares of Parent Common Stock (the "Escrow Amount"), without any act of any shareholder, will be deposited with the depositary agent (an independent third party mutually agreed to by the parties hereto, hereinafter the "Depository Agent") plus a proportionate share of any additional shares of Parent Common Stock as may be issued upon any stock splits, stock dividends or recapitalizations effected by Parent following the Effective Time, such deposit to constitute the "Escrow Fund" to be governed by the terms set forth herein. The portion of the Escrow Amount contributed on behalf of each shareholder of the Company shall be in proportion to the aggregate number of shares of Parent Common Stock which such holder would otherwise be entitled under Section 3.1.

      (b) Recourse to the Escrow Fund. The Escrow Fund shall be available to compensate Parent and its respective officers, directors, employees, agents, affiliates and associates (collectively, the "Parent Indemnitees") for any and all Losses (whether or not involving a third party claim), incurred or sustained by Parent or any other Parent Indemnitees, directly or indirectly, as a result of any inaccuracy or breach of any representation, warranty, covenant or agreement of the Company contained herein or as the result of the exercise by any of the Company's shareholders of applicable appraisal, dissenters' or similar rights (in the amount of the excess of the cost of the appraisal over the value, as of the Closing Date, of the shares of Parent Common Stock otherwise issuable in respect of such Dissenting Shares); provided, however, that Parent may not make any claims against the Escrow Fund unless the aggregate Losses incurred or sustained exceed $100,000.

      (c) Escrow Period; Distribution of Escrow Fund upon Termination of Escrow Period. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., New York time, on the date that is fifteen months following Closing (the "Expiration Date") (the period of time from the Effective Time through and including the Expiration Date is referred to herein as the "Escrow Period"); and all shares of Parent Common Stock remaining in the Escrow Fund shall be distributed as set forth in this Section 7.4(c); provided, however, that the Escrow Period shall not terminate with respect to such amount as is necessary to satisfy any unsatisfied claims under this Section 7.4 concerning facts and circumstances existing prior to the termination of such Escrow Period which claims are specified in any Officer's Certificate delivered to the Depositary Agent prior to termination of such Escrow Period. As soon as all such claims, if any, have been resolved, the Depositary Agent shall deliver to the shareholders of the Company the remaining portion of the Escrow Fund not required to satisfy such claims. Deliveries of shares of Parent Common Stock remaining in the Escrow Fund to the shareholders of the Company pursuant to this Section 7.4(c) shall be made ratably in proportion to their respective contributions to the Escrow Fund. Each shareholder of the Company who would otherwise be entitled to a fraction of a share of Parent

Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall be entitled to receive from Parent (that number of shares of Parent Common Stock rounded to the nearest whole number). Parent shall use its commercially reasonable efforts to have such shares and cash delivered within five Business Days after such resolution.

      (d) Protection of Escrow Fund. The Depositary Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

      (e) Any shares of Parent Common Stock or other securities issued or distributed by Parent ("New Shares") in respect of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund. New Shares issued in respect of shares of Parent Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the record holders thereof. Cash dividends on Parent Common Stock shall not be added to the Escrow Fund but shall be distributed to the record holders of the Parent Common Stock on the record date set for any such dividend. Each shareholder shall have voting rights with respect to the shares of Parent Common Stock contributed to the Escrow Fund by such shareholder (and on any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock).

      (f) Claims Upon Escrow Fund. Upon receipt by the Depositary Agent at any time on or before the last day of the Escrow Period of a certificate signed by any officer of Parent (an "Officer's Certificate"): (A) stating that Parent or another Parent Indemnitee has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty, agreement or covenant to which such item is related, the Depositary Agent shall, subject to the provisions of Section 7.4(g), deliver to Parent out of the Escrow Fund, as promptly as practicable, shares of Parent Common Stock held in the Escrow Fund in an amount equal to such Losses. Where the basis for a claim upon the Escrow Fund by Parent is that Parent reasonably anticipates that it will pay or accrue a Loss, no payment will be made from the Escrow Fund for such Loss unless and until such Loss is actually paid or accrued.

      (g) For the purposes of determining the number of shares of Parent Common Stock to be delivered to Parent out of the Escrow Fund pursuant to Section 7.4(f), the shares of Parent Common Stock shall be valued at seventy-five cents ($0.75) per share.

      (h) Whenever a claim is made upon the Escrow Fund, each Shareholder shall have the right, with respect to the shares of Parent Common Stock contributed to the Escrow Fund by such shareholder and then subject to such claim, to substitute therefor an amount in cash equal to the Closing Price multiplied by the number of shares for which such substitution is sought by giving notice to and depositing such cash with the Depositary Agent. Within three business days of receipt of such notice, the Depositary Agent shall release a number of shares equal to the amount of the cash deposited by such shareholder divided by the Closing Price.

      (i) Objections to Claims. At the time of delivery of any Officer's Certificate to the Depositary Agent, a duplicate copy of such certificate shall be delivered to the Shareholder Agent and for a period of thirty days after such delivery, the Depositary Agent shall make no delivery to Parent of any Escrow Amounts pursuant to Section 7.4(f) unless the Depositary Agent shall have received written authorization from the Shareholder Agent to make such delivery. After the expiration of such thirty day period, the Depositary Agent shall make delivery of shares of Parent Common Stock or cash deposited pursuant to Section 7.4(h) from the Escrow Fund in accordance with Section 7.4(f), provided that no such payment or delivery may be made if the Shareholder Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Depositary Agent prior to the expiration of such thirty day period.

      (j) Resolution of Conflicts; Arbitration. In case the Shareholder Agent shall object in writing to any claim or claims made in any Officer's Certificate, the Shareholder Agent and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholder Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Depositary Agent. The Depositary Agent shall be entitled to rely on any such memorandum and distribute shares of Parent Common Stock or cash deposited pursuant to Section 7.4(h) from the Escrow Fund in accordance with the terms thereof. The Depositary Agent shall be entitled to rely on any such instructions and distribute shares of Parent Common Stock or cash deposited pursuant to Section 7.4(h) from the Escrow Fund in accordance with the terms thereof.

      (k) If no such agreement can be reached after good faith negotiation, either Parent or the Shareholder Agent may demand arbitration of the dispute unless the amount of the damage or loss is at issue in a pending action or proceeding involving a third party claim, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either event the matter shall be settled by arbitration conducted by one arbitrator mutually selected by Parent and the Shareholder Agent. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery of information relating to any dispute while allowing the parties an opportunity, adequate as determined in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel, limit or allow discovery as they shall deem appropriate given the nature and extent of the disputed claim. The arbitrator shall also have the authority to impose sanctions, including attorneys' fees and other costs incurred by the parties, to the same extent as a court of law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to by a party without substantial justification. The decision of the arbitrator as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 7.4(i), the Depositary Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions regarding the dispute which shall set forth the award, judgment, decree or order awarded by the arbitrator.

      (l) Shareholder Agent of the Shareholders; Power of Attorney. Prior to the Closing, the Company shall appoint an individual as agent and attorney-in-fact (the "Shareholder Agent") for each shareholder of the Company (except such shareholder, if any, as shall have perfected their appraisals and dissenters' rights under Delaware Law or the Washington Act) for and on behalf of the shareholders of the Company, to give and receive notices and communications, to authorize delivery to Parent of shares of Parent Common Stock from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholder Agent for the accomplishment of the foregoing. Such agency may be changed by the shareholders of the Company from time to time upon not less than thirty days prior written notice to Parent; provided, however, that the Shareholder Agent may not be removed unless holders of a two-thirds interest in the Escrow Fund agree to such removal and to the identity of the substituted shareholder agent. Any vacancy in the position of Shareholder Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Shareholder Agent. Notices or communications to or from the Shareholder Agent shall constitute notice to or from each of the shareholders of the Company.

      (m) The Shareholder Agent shall not incur any liability with respect to any action taken or suffered by him or omitted hereunder as Shareholder Agent while acting in good faith and any act done or suffered or omitted hereunder pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Shareholder Agent may, in all questions arising hereunder, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Shareholder Agent based on such advice, the Shareholder Agent shall not be liable to anyone. The Shareholder Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against the Shareholder Agent

      (n) The Shareholder Agent shall have reasonable access to information about the Company and the reasonable assistance of the Company's officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Shareholder Agent shall treat confidentially and not disclose any nonpublic information from or about the Company to anyone (except on a need to know basis to individuals who agree in writing to treat such information confidentially).

      (o) Actions of the Shareholder Agent. A decision, act, consent or instruction of the Shareholder Agent shall constitute a decision of all the shareholders for whom a portion of the Escrow Amount otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such shareholders, and the Depositary Agent and Parent may rely upon any such decision, act, consent or instruction of the Shareholder Agent as being the decision, act, consent or instruction of every such shareholder of the Company. The Depositary Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Agent.

      (p) Indemnification for Shareholder Agent. The shareholders of the Company shall, severally and not jointly, on a pro rata basis based on their proportionate ownership interest in the Company, indemnify, defend and hold the Shareholder Agent harmless from and against any loss, damage, tax, liability and expense that may be incurred by the Shareholder Agent arising out of or in connection with the acceptance or administration of the Shareholder Agent's duties, except as caused by the Shareholder Agent's gross negligence or willful misconduct, including the legal costs and expenses of defending such Shareholder Agent against any claim or liability in connection with the performance of the Shareholder Agent's duties. The Shareholder Agent shall be entitled, but not limited to, such indemnification from the Escrow prior to any distribution thereof to the shareholders of the Company, but after any distributions therefrom to Parent.

                                   ARTICLE 8

                                   CONDITIONS

      Section 8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by Company, Parent or Merger Sub, as the case may be, to the extent permitted by applicable law:

      (a) Shareholder Approval. This Agreement shall have been adopted by the requisite vote of the holders of the shares of Company Common Stock and Parent Common Stock in order to consummate the Merger.

      (b) Statutes; Court Orders. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect precluding consummation of the Merger.

      (c) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order or proceedings seeking a stop order shall be threatened by the SEC or shall have been initiated by the SEC.

      (d) Nasdaq Listings. The shares of Parent Common Stock issuable to the shareholders of Company as contemplated by Article 3 shall have been approved for listing on the NSM, subject to official notice of issuance.

      Section 8.2 Conditions to Parent's and Merger Sub's Obligations to Effect the Merger. The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent and Merger Sub, to the extent permitted by applicable law.

      (a) Representations and Warranties. The representations and warranties of Company set forth in Article 4 shall be true and correct as if made on and as of the Effective Time (other than representations and warranties that speak only as of a specified date; which shall be true and correct as of such specified date).

      (b) Covenants. Company shall have complied in all material respects with its obligations under this Agreement.

      (c) Officer's Certificate. Parent shall have received an officer's certificate duly executed by each of the Chief Executive Officer and Chief Financial Officer of Company to the effect that the conditions set forth in Sections 8.2(a) and (b) have been satisfied.

      (d) Employment Agreements. Each of the Company employees listed on
Schedule 8.2(e) (to be attached hereto upon completion of due diligence) shall have entered into and delivered to Company an employment agreement in a form and at compensation levels acceptable to Parent and in any event not greater than their current compensation and which will include appropriate non-competition covenants. .

      (e) FIRPTA Certificate. Company shall have provided the certification prescribed by Section 1445 of the Code and the Treasury Regulations thereunder to Parent that Company has not been a "United States real property holding corporation" within the meaning of Section 897(a)(2) during the five-year period prescribed therein.

      (f) Financing. Parent shall have completed a $6.5 million funding for its common stock prior to the Effective Date pursuant to a private placement through Parent's agent Joseph Gunnar & Co., LLC.

      (g) Due Diligence. Company acknowledges that Parent has conducted minimal due diligence to the date hereof and as a result Parent shall, in its sole and absolute discretion and notwithstanding any information that is in public filings or already in the possession of Parent, be satisfied, with the results of all investigations conducted upon the Company including without limiting the foregoing, the potential market for Company products, the abilities of company management, the prospects for Company to survive in the short term and the long term without excessive investment of capital by Parent, and the ability of Parent to realize a reasonable return on its investment. In order to complete the due diligence, the Company and Company Subsidiary shall have allowed Parent and its representatives access to all internal documents including (a) financial statements for the preceding five years, (b) back-up current and historical financial records (c) material contracts (d) employee agreements (e) customer lists and any other information requested by Parent or its representatives in order to assist it in its due diligence.

      (h) Shareholder Approval. Parent shall have obtained approval of its shareholders.

      (i) Insolvency. Company or Company Subsidiaries must not be insolvent or have taken any steps for protection from their respective creditors prior to Closing.

      (j) No Material Adverse Change. At any time after the date of this Agreement there shall not have occurred any Material Adverse Effect on Company.

      (k) Opinion. Company shall have caused a legal opinion from counsel to the Company in a form satisfactory to Parent, in its sole discretion, to be delivered to Parent. Such opinion will include an opinion to the effect that upon consummation of the Merger as contemplated hereby Parent will acquire good and valid title in and to Company Shares

      (l) Consents. Parent shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Transactions.

      (m) Further Deliveries. In addition to any other instruments and documents required to be delivered by the Company and the Company Subsidiary pursuant to this Agreement, the Company and the Company Subsidiary shall have delivered to Parent on or before the Closing Date such certificates, instruments and documentation as are reasonably required in the opinion of Parent's counsel to complete the transactions contemplated herein.

      (n) Financial Statements. Company shall have delivered to Parent audited financial statements for the fiscal years ending September 30, 2000 and 2001, the results of which shall be satisfactory to the Parent in sole and absolute discretion.

      (o) Dissenting Shareholders. The Dissenting Shareholders shall not exceed 10% of the holders of Company Common Stock or 10% of any other class entitled to vote.

      (p) Releases. Company shall have obtained and delivered to Parent, releases of any claims against the Company, it Subsidiaries or any predecessor companies by holders of Company Options or any parties holding paper, debt, documents or instruments convertible into shares of the Company or its Subsidiaries.

      (q) Proxy. Company shall deliver to Parent (or to such person or persons as Parent directs) prior to the shareholders meeting of the Company to approve the Merger, an irrevocable proxy from David Griffith and Matt Whealen, to vote in favor of the Merger.

      (r) Company shall obtain and deliver to Parent a release from Joseph Gunnar & Co., LLC of any claims it has against Company, it Subsidiaries or any predecessor companies.

      (s) Litigation. Company shall obtain a release of all litigation in section 4.9 of the Company Disclosure Letter Schedule and any other litigation that arises prior to the Effective Date or shall settle such claims on terms satisfactory to Parent.

      (t) Indebtedness. Company shall have reduced its total indebtedness to $800,000 (less any amount paid pursuant to section 9.4).

      Section 8.3 Conditions to Company's Obligations to Effect the Merger. The obligations of Company to consummate the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Company, to the extent permitted by applicable law.

      (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Article 5 shall be true and correct as if made on and as of the Effective Time (other than representations and warranties that speak only as of a specified date; which shall be true and correct as of such specified date).

      (b) Covenants. Each of Parent and Merger Sub shall have complied in all material respects with its obligations under this Agreement.

      (c) No Material Adverse Change. At any time after the date of this Agreement there shall not have occurred any Parent Material Adverse Effect.

      (d) Officer's Certificate. Company shall have received an officer's certificate duly executed by the Chief Financial Officer of Parent to the effect that the conditions set forth in Sections 8.3(a), (b), and (c) have been satisfied.

                                   ARTICLE 9

                                   TERMINATION

      Section 9.1 Termination. This Agreement may be terminated or abandoned at any time prior to the Effective Time, whether before or after shareholder approval thereof:

      (a) By the mutual written consent of Parent and Company,

      (b) By either of Company or Parent,

            (i) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the Merger and such order, decree, ruling or other action shall have become final and non-appealable; or

            (ii) if the Merger shall not have been consummated by March 1, 2002; provided, however, that the right to terminate this Agreement pursuant to this
Section 9.1(b)(ii) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time,

      (c) By Company:

            (i) if Parent or Merger Sub shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within thirty days after the giving of written notice by Company to Parent or Merger Sub, as applicable;

            (ii) if (A) the board of directors of Company authorizes Company to enter into a binding written agreement concerning a transaction that constitutes a Company Superior Proposal and Company notifies Parent in writing that it intends to enter into such an agreement and (Bi) Parent does not make, within three Business Days (or, in the case of any update of such version with respect to a given third party, other than the initial notification, one Business Day) of receipt of Company's written notification of its intention to enter into a binding agreement for a Company Superior Proposal, a non-revocable binding offer that the board of directors of Company determines, in good faith, is more favorable to the shareholders of Company than the Company Superior Proposal and
(C) Company repays the bridge loan, if any, provided pursuant to Section 6.11 and a break-up fee of $250,000.

            (iii) if at a Parent Shareholders' Meeting convened and held pursuant to this Agreement, the approval of Parent's shareholders shall not have been obtained.

      (d) By Parent (on behalf of itself and Merger Sub):

            (i) if prior to the Effective Time, Company shall have breached any representation, warranty, covenant or other agreement contained in this Agreement which cannot be or has not been cured within thirty days after the giving of written notice to Company; or

            (ii) if at a Company Shareholders' Meeting convened and held pursuant to this Agreement, the approval of Company Shareholders or directors as the case may be, shall not have been obtained.

            (iii) if at a Parent Shareholders' or Board of Directors Meeting convened and held pursuant to this Agreement, the requisite approval of Parents Shareholders or directors, as the case may be, shall not have been obtained.

            (iv) if any of the conditions in section 8.1 or 8.2 have not been fulfilled and, in the sole discretion of Parent, have little or no prospect of being fulfilled.

      Section 9.2 Effect of Termination. In the event of the termination of this Agreement, there shall be no liability on the part of any party to this Agreement except (a) for fraud or for willful material breach of this Agreement prior to such termination or abandonment of the Transactions and (b) for Sections 6.5, 9.1 and 9.2 and Article 10.

      Section 9.3 Method of Termination. This Agreement may be terminated only upon receipt of notice from the party desiring to terminate this Agreement that
(a) states that it is terminating this Agreement, (b) specifies the portion of
Section 9.1 pursuant to which such termination is being effected and (c) recites that such termination has been approved by proper action of the board of directors of such party to this Agreement.

      Section 9.4 Expenses. All expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

                                   ARTICLE 10

                                  MISCELLANEOUS

      Section 10.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of Company, by written agreement of the parties, by action taken by their respective boards of directors at any time prior to the Closing Date with respect to any of the terms contained in this Agreement; provided, however, that after the approval of this Agreement by the shareholders of Company, no such amendment, modification or supplement shall reduce the amount or change the form of the consideration payable pursuant to Article 3.

      Section 10.2 Survival of Representations and Warranties. The representations and warranties in this Agreement and in any schedule, instrument or other document delivered pursuant to this Agreement shall survive until three
(3) years after the Effective Time. The preceding sentence shall not limit any covenant or agreement of the parties which by its terms contemplates performance three (3) years after the Effective Time.

      Section 10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an internationally recognized overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      (a) if to Parent or Merger Sub, to:

                           Chell Group Corporation
                           14 Meteor Drive,
                           Toronto, Ontario, Canada
                           M9W 1A4
                           Attention: Don Pagnutti, Chief Financial Officer Telecopy No.: 416-675-8838

                           with a copy (which shall not constitute notice) to:

                           Morrison Brown Sosnovitch LLP
                           One Toronto Street
                           Suite 910, P.O. Box 28
                           Toronto, Ontario, Canada
                           M5C 2V6
                           Attention: Kevin P. Gallagher
                           Telecopy No. - 416-368-6068

                           and

                           if to Company, to:

                           Stardrive Solutions Inc.
                           28720 Roadside Drive, Suite 301
                           Agoura Hills, California 91301
                           Attention: David Griffith
                           Telecopy No.: (818) 865-1421

                           with a copy (which shall not constitute notice) to:
                           Brobeck, Phleger and Harrison LLP
                           550 South Hope Street
                           Los Angeles, California 90071
                           Attention: Richard S. Chernicoff
                           Telecopy No.: (213) 745-3345

      Section 10.4 Counterparts. This Agreement may be executed in one or more counterparts (whether delivered by facsimile or otherwise), each of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

      Section 10.5 Entire Agreement; No Third Party Beneficiaries. This Agreement and the Confidentiality Agreement (including the documents and the instruments referred to herein and therein): (a) constitute the entire agreement and supersede all prior agreements, negotiations, arrangements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and (b) except as provided in Section 6.7 are not intended to confer upon any Person other than the parties hereto and thereto any rights or remedies hereunder.

      Section 10.6 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid, void or unenforceable term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to and shall, subject to the discretion of such court, reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

      Section 10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, including
Section 5-1401 of New York General Obligations Law; provided, however, that the Merger shall be governed by the Statutes.

      Section 10.8 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or New York state court sitting in the Borough of Manhattan, The City of New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties (a) consents to submit itself to the personal jurisdiction of any Federal court or any New York state court sitting in the Borough of Manhattan, The City of New York in the event any dispute arises out of this Agreement or any of the Transactions, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than a Federal court sitting in the State of New York or a New York state court sitting in the Borough of Manhattan, The City of New York. EACH PARTY UNCONDITIONALLY AND IRREVOCABLY WAIVES AND AGREES NOT TO


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

ASSERT ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS.

      Section 10.9 Extension, Waiver. At any time prior to the Effective Time, the parties to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to Section 10.2, waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

      Section 10.10 Assignment. Neither this Agreement not any of the rights, interests or obligations hereunder shall be assigned by any of the parties to this Agreement (whether by operation of law or otherwise) without the prior written content of the other parties to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.


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

IN WITNESS WHEREOF, each of Parent, Merger Sub and Company have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.


                           Chell Group Corporation

                           By: /s/ Don Pagnutti
                               ----------------
                               Name: Don Pagnutti
                               Title: Chief Financial Officer

                               Chell Group Corporation in trust for
                               Chell SSI Acquisition Corp. a corporation to be incorporated

                           By: /s/ Don Pagnutti
                               ----------------
                               Name: Don Pagnutti
                               Title: Chief Financial Officer


                           Stardrive Solutions Inc.

                           By: /s/ David Griffith
                               ----------------
                               Name: David Griffith
                               Title: Chief Executive Officer

                                Table of Contents

                                                                            Page

                        PARENT DISCLOSURE LETTER SCHEDULE

Section 5.2(b)

Voting Exchange Trust Agreement between Chell Merchant Capital Group Inc. and Montreal Trust Company of Canada dated August 31, 2000

Section 5.11

Agency Agreement with Joseph Gunnar & Co., LLC dated November 14, 2001

                                  SCHEDULE 2.5

Don Pagnutti
Cameron Chell
David Griffith


                                       ii